Exhibit 99.3

EQUITY ONE, INC. AND SUBSIDIARIES

Management Report on Internal Control Over Financial Reporting

The management of Equity One, Inc. and subsidiaries (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting for the Company, defined in Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934, as amended, as a process designed by, or under the supervision of, the Company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the Company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting, which requires the use of certain estimates and judgments, and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

•	Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

•	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Management, including our Chief Executive Officer and Chief Financial Officer, do not expect that our disclosure controls and procedures or internal control over financial reporting will prevent all errors and fraud. In designing and evaluating our control system, management recognized that any control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance of achieving the desired control objectives. Further, the design of a control system must reflect the fact that there are resource constraints, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, that may affect our operation have been or will be detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management’s override of the control. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions that cannot be anticipated at the present time, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016. In making this assessment, the Company’s management used the criteria set forth by the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) (the COSO criteria). Based on this assessment, management has concluded that, as of December 31, 2016, the Company’s internal control over financial reporting is effective.

The Company’s independent registered public accounting firm has issued a report on the Company’s internal control over financial reporting as of December 31, 2016. This report appears on the following page of this Form 10-K.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Equity One, Inc.

We have audited Equity One, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). Equity One, Inc. and subsidiaries’ management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Equity One, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Equity One, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2016 of Equity One, Inc. and subsidiaries and our report dated February 28, 2017 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New York, New York

February 28, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Equity One, Inc.

We have audited the accompanying consolidated balance sheets of Equity One, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedules listed in the Index at Item 15(a). These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Equity One, Inc. and subsidiaries at December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Equity One, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 28, 2017 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New York, New York

February 28, 2017

EQUITY ONE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2016 and 2015

(In thousands, except share par value amounts)

	December 31, 2016	December 31, 2015
ASSETS
Properties:
Income producing	$3,509,492	$3,337,531
Less: accumulated depreciation	(493,162)	(438,992)

Income producing properties, net	3,016,330	2,898,539
Construction in progress and land	141,829	167,478
Properties held for sale	32,630	2,419

Properties, net	3,190,789	3,068,436
Cash and cash equivalents	16,650	21,353
Restricted cash	250	250
Accounts and other receivables, net	11,699	11,808
Investments in and advances to unconsolidated joint ventures	61,796	64,600
Goodwill	5,719	5,838
Other assets	207,701	203,618

TOTAL ASSETS	$3,494,604	$3,375,903

LIABILITIES AND EQUITY
Liabilities:
Notes payable:
Mortgage loans	$255,646	$282,029
Senior notes	500,000	518,401
Term loans	550,000	475,000
Revolving credit facility	118,000	96,000

	1,423,646	1,371,430
Unamortized deferred financing costs and premium/discount on notes payable, net	(8,008)	(4,708)

Total notes payable	1,415,638	1,366,722
Other liabilities:
Accounts payable and accrued expenses	51,547	46,602
Tenant security deposits	9,876	9,449
Deferred tax liability	14,041	13,276
Other liabilities	163,215	169,703

Total liabilities	1,654,317	1,605,752

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	—	—
Common stock, $0.01 par value – 250,000 shares authorized and 144,861 and 129,106 shares issued and outstanding at December 31, 2016 and 2015, respectively	1,449	1,291
Additional paid-in capital	2,304,395	1,972,369
Distributions in excess of earnings	(461,344)	(407,676)
Accumulated other comprehensive loss	(4,213)	(1,978)

Total stockholders’ equity of Equity One, Inc.	1,840,287	1,564,006

Noncontrolling interests	—	206,145

Total equity	1,840,287	1,770,151

TOTAL LIABILITIES AND EQUITY	$3,494,604	$3,375,903

See accompanying notes to the consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

For the years ended December 31, 2016, 2015 and 2014

(In thousands, except per share data)

	2016	2015	2014
REVENUE:
Minimum rent	$287,487	$272,204	$268,257
Expense recoveries	81,585	80,737	77,640
Percentage rent	5,126	5,335	5,107
Management and leasing services	1,140	1,877	2,181

Total revenue	375,338	360,153	353,185
COSTS AND EXPENSES:
Property operating	51,705	51,373	49,332
Real estate taxes	43,041	42,167	40,161
Depreciation and amortization	102,252	92,997	101,345
General and administrative	39,426	36,277	41,174

Total costs and expenses	236,424	222,814	232,012

INCOME BEFORE OTHER INCOME AND EXPENSE, INCOME TAXES AND DISCONTINUED OPERATIONS	138,914	137,339	121,173
OTHER INCOME AND EXPENSE:
Equity in income of unconsolidated joint ventures	2,711	6,493	10,990
Other income	909	6,200	3,819
Interest expense	(48,603)	(55,322)	(66,427)
Gain on sale of operating properties	3,670	3,952	14,029
Loss on extinguishment of debt	(14,650)	(7,298)	(2,750)
Impairment losses	(3,121)	(16,753)	(21,850)
Merger expenses	(5,505)	—	—

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	74,325	74,611	58,984
Income tax (provision) benefit of taxable REIT subsidiaries	(1,485)	856	(850)

INCOME FROM CONTINUING OPERATIONS	72,840	75,467	58,134

DISCONTINUED OPERATIONS:
Operations of income producing properties	—	—	(238)
Gain on disposal of income producing properties	—	—	3,222
Income tax provision of taxable REIT subsidiaries	—	—	(27)

INCOME FROM DISCONTINUED OPERATIONS	—	—	2,957

NET INCOME	72,840	75,467	61,091

Net income attributable to noncontrolling interests – continuing operations	—	(10,014)	(12,206)
Net loss attributable to noncontrolling interests – discontinued operations	—	—	12

NET INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$72,840	$65,453	$48,897

EARNINGS PER COMMON SHARE – BASIC:
Continuing operations	$0.51	$0.51	$0.37
Discontinued operations	—	—	0.02

	$0.51	$0.51	$0.39

Number of Shares Used in Computing Basic Earnings per Share	142,492	127,957	119,403

EARNINGS PER COMMON SHARE – DILUTED:
Continuing operations	$0.51	$0.51	$0.37
Discontinued operations	—	—	0.02

	$0.51	$0.51	$0.39

Number of Shares Used in Computing Diluted Earnings per Share	143,167	128,160	119,725

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.88	$0.88	$0.88

See accompanying notes to the consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the years ended December 31, 2016, 2015 and 2014

(In thousands)

	2016	2015	2014
NET INCOME	$72,840	$75,467	$61,091
OTHER COMPREHENSIVE (LOSS) INCOME:
Effective portion of change in fair value of interest rate swaps (1)	(5,417)	(4,379)	(7,086)
Reclassification of net losses on interest rate swaps into interest expense	2,666	3,424	3,480
Reclassification of deferred losses on settled interest rate swaps into interest expense	516	(24)	63

Other comprehensive loss	(2,235)	(979)	(3,543)

COMPREHENSIVE INCOME	70,605	74,488	57,548

Comprehensive income attributable to noncontrolling interests	—	(10,014)	(12,194)

COMPREHENSIVE INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$70,605	$64,474	$45,354

(1)	Includes our share of our unconsolidated joint ventures’ net unrealized losses of $37, $250 and $545 for the years ended December 31, 2016, 2015 and 2014, respectively.

See accompanying notes to the consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES

Consolidated Statements of Equity

For the years ended December 31, 2016, 2015 and 2014

(In thousands)

	Common Stock		Additional Paid-In Capital	Distributions in Excess of Earnings	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity of Equity One, Inc.	Non- controlling Interests	Total Equity
	Shares	Amount
BALANCE AT JANUARY 1, 2014	117,647	$1,176	$1,693,873	$(302,410)	$2,544	$1,395,183	$207,743	$1,602,926
Issuance of common stock	6,699	67	145,380	—	—	145,447	—	145,447
Repurchase of common stock	(65)	—	(1,752)	—	—	(1,752)	—	(1,752)
Stock issuance costs	—	—	(591)	—	—	(591)	—	(591)
Share-based compensation costs	—	—	7,498	—	—	7,498	—	7,498
Restricted stock reclassified from liability to equity	—	—	117	—	—	117	—	117
Net income	—	—	—	48,897	—	48,897	12,194	61,091
Dividends declared on common stock	—	—	—	(106,659)	—	(106,659)	—	(106,659)
Distributions to noncontrolling interests	—	—	—	—	—	—	(11,962)	(11,962)
Purchase of noncontrolling interest	—	—	(1,177)	—	—	(1,177)	(786)	(1,963)
Other comprehensive loss	—	—	—	—	(3,543)	(3,543)	—	(3,543)

BALANCE AT DECEMBER 31, 2014	124,281	1,243	1,843,348	(360,172)	(999)	1,483,420	207,189	1,690,609
Issuance of common stock	4,837	48	124,867	—	—	124,915	—	124,915
Repurchase of common stock	(12)	—	(320)	—	—	(320)	—	(320)
Stock issuance costs	—	—	(624)	—	—	(624)	—	(624)
Share-based compensation costs	—	—	5,158	—	—	5,158	—	5,158
Restricted stock reclassified from liability to equity	—	—	108	—	—	108	—	108
Net income	—	—	—	65,453	—	65,453	10,014	75,467
Dividends declared on common stock	—	—	—	(112,957)	—	(112,957)	—	(112,957)
Distributions to noncontrolling interests	—	—	—	—	—	—	(10,010)	(10,010)
Purchase of noncontrolling interest	—	—	(168)	—	—	(168)	(1,048)	(1,216)
Other comprehensive loss	—	—	—	—	(979)	(979)	—	(979)

BALANCE AT DECEMBER 31, 2015	129,106	1,291	1,972,369	(407,676)	(1,978)	1,564,006	206,145	1,770,151
Issuance of common stock	4,461	45	122,000	—	—	122,045	—	122,045
Repurchase of common stock	(64)	(1)	(1,911)	—	—	(1,912)	—	(1,912)
Stock issuance costs	—	—	(1,940)	—	—	(1,940)	—	(1,940)
Share-based compensation costs	—	—	6,917	—	—	6,917	—	6,917
Restricted stock reclassified from liability to equity	—	—	929	—	—	929	—	929
Net income	—	—	—	72,840	—	72,840	—	72,840
Dividends declared on common stock	—	—	—	(126,508)	—	(126,508)	—	(126,508)
Redemption of noncontrolling interests	11,358	114	206,031	—	—	206,145	(206,145)	—
Other comprehensive loss	—	—	—	—	(2,235)	(2,235)	—	(2,235)

BALANCE AT DECEMBER 31, 2016	144,861	$1,449	$2,304,395	$(461,344)	$(4,213)	$1,840,287	$—	$1,840,287

See accompanying notes to the consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the years ended December 31, 2016, 2015 and 2014

(In thousands)

	2016	2015	2014
OPERATING ACTIVITIES:
Net income	$72,840	$75,467	$61,091
Adjustments to reconcile net income to net cash provided by operating activities:
Straight-line rent	(4,840)	(4,612)	(3,788)
Accretion of below-market lease intangibles, net	(13,439)	(13,793)	(19,650)
Amortization of lease incentive	1,264	1,034	780
Amortization of below-market ground lease intangibles	733	601	601
Equity in income of unconsolidated joint ventures	(2,711)	(6,493)	(10,990)
Remeasurement gain on equity interests in joint ventures	—	(5,498)	(2,807)
Deferred income tax provision (benefit)	939	(856)	877
Increase (decrease) in allowance for losses on accounts receivable	1,787	2,521	(27)
Amortization of deferred financing costs and premium / discount on notes payable, net	2,106	1,051	(4)
Depreciation and amortization	106,017	95,514	103,240
Share-based compensation expense	6,163	5,260	7,267
Amortization of deferred losses on settled interest rate swaps	295	78	63
Gain on sale of operating properties	(3,670)	(3,952)	(17,251)
Loss on extinguishment of debt	14,650	7,298	2,750
Operating distributions from joint ventures	2,975	3,427	3,121
Impairment losses	3,121	16,753	21,850
Changes in assets and liabilities, net of effects of acquisitions and disposals:
Accounts and other receivables	(1,584)	(2,097)	1,169
Other assets	2,045	(660)	(71)
Accounts payable and accrued expenses	(2,698)	(6,895)	(4,013)
Tenant security deposits	427	765	(244)
Other liabilities	1,216	(148)	131

Net cash provided by operating activities	187,636	164,765	144,095

INVESTING ACTIVITIES:
Acquisition of income producing properties	(129,560)	(98,300)	(93,447)
Additions to income producing properties	(15,743)	(20,992)	(19,376)
Acquisition of land	—	(1,350)	—
Additions to construction in progress	(85,723)	(63,600)	(77,095)
Deposits for the acquisition of income producing properties	—	(10)	(50)
Proceeds from sale of operating properties	19,568	5,805	145,470
Decrease in cash held in escrow	—	—	10,662
Increase in deferred leasing costs and lease intangibles	(6,900)	(6,838)	(7,440)
Investment in joint ventures	(344)	(23,939)	(9,028)
Advances to joint ventures	—	—	(154)
Distributions from joint ventures	2,241	15,666	16,394
Repayment of loans receivable	—	—	60,526
Collection of development costs tax credit	—	14,258	—

Net cash (used in) provided by investing activities	(216,461)	(179,300)	26,462

	2016	2015	2014
FINANCING ACTIVITIES:
Repayments of mortgage loans	(60,934)	(51,064)	(132,564)
Purchase of marketable securities for defeasance of mortgage loan	(66,447)	—	—
Borrowings under mortgage loans	98,537	—	—
Deposit for mortgage loan	1,898	(1,898)	—
Net borrowings (repayments) under revolving credit facility	22,000	59,000	(54,000)
Borrowings under senior notes	200,000	—	—
Repayment of senior notes	(230,425)	(220,155)	—
Borrowings under term loan, net	75,000	222,916	—
Payment of deferred financing costs	(7,192)	(168)	(3,638)
Proceeds from issuance of common stock	122,045	124,915	145,447
Repurchase of common stock	(1,912)	(320)	(1,752)
Stock issuance costs	(1,940)	(624)	(591)
Dividends paid to stockholders	(126,508)	(112,957)	(106,659)
Purchase of noncontrolling interests	—	(1,216)	(2,952)
Distributions to noncontrolling interests	—	(10,010)	(11,962)

Net cash provided by (used in) financing activities	24,122	8,419	(168,671)

Net (decrease) increase in cash and cash equivalents	(4,703)	(6,116)	1,886
Cash and cash equivalents at beginning of the year	21,353	27,469	25,583

Cash and cash equivalents at end of the year	$16,650	$21,353	$27,469

SUPPLEMENTAL DISCLOSURE OF CASH AND NON-CASH INFORMATION:
Cash paid for interest (net of capitalized interest of $2,515, $4,755 and $4,969 in 2016, 2015 and 2014, respectively)	$48,989	$57,256	$67,409

We acquired upon acquisition of certain income producing properties and land:
Income producing properties and land	$131,198	$180,285	$115,567
Intangible and other assets	13,389	9,629	7,362
Intangible and other liabilities	(15,027)	(18,264)	(12,194)

Net assets acquired	129,560	171,650	110,735
Assumption of mortgage loans	—	(27,750)	(11,353)
Transfer of existing equity interests in joint ventures	—	(44,250)	(5,935)

Cash paid for income producing properties and land	$129,560	$99,650	$93,447

See accompanying notes to the consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016, 2015 and 2014

1.	Organization and Basis of Presentation

Organization

We are a real estate investment trust, or REIT, that owns, manages, acquires, develops and redevelops shopping centers and retail properties located primarily in supply constrained suburban and urban communities. We were organized as a Maryland corporation in 1992, completed our initial public offering in 1998, and have elected to be taxed as a REIT since 1995.

As of December 31, 2016, our portfolio comprised 122 properties, including 101 retail properties and five non-retail properties totaling approximately 12.8 million square feet of gross leasable area, or GLA, 10 development or redevelopment properties with approximately 2.3 million square feet of GLA, and six land parcels. As of December 31, 2016, our retail occupancy excluding developments and redevelopments was 95.8% and included national, regional and local tenants. Additionally, we had joint venture interests in six retail properties and two office buildings totaling approximately 1.4 million square feet of GLA.

On November 14, 2016, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Regency Centers Corporation (“Regency”) pursuant to which, subject to the satisfaction or waiver of certain conditions, we will merge with and into Regency, with Regency continuing as the surviving corporation (“Merger”). Pursuant to the terms of the Merger Agreement, each share of our common stock outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 0.45 shares (the “Exchange Ratio”) of common stock of Regency (“Regency Common Stock”). The proposed Merger has been unanimously approved by our board of directors and the board of directors of Regency and was approved by our stockholders and the stockholders of Regency. See Note 2 for additional information regarding the proposed merger with Regency.

Basis of Presentation

The consolidated financial statements include the accounts of Equity One, Inc. and its wholly-owned subsidiaries and those other entities in which we have a controlling financial interest, including where we have been determined to be a primary beneficiary of a variable interest entity (“VIE”) in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). Equity One, Inc. and its subsidiaries are hereinafter referred to as the “Company,” “we,” “our,” “us”, “Equity One” or similar terms. All significant intercompany transactions and balances have been eliminated in consolidation. Certain prior-period data have been reclassified to conform to the current period presentation.

The operations of certain properties sold have been classified as discontinued, and the associated results of operations and financial position are separately reported for all periods presented as they were classified as held for sale prior to the adoption of Accounting Standards Update (“ASU”) 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity” (“ASU 2014-08”). See Notes 3 and 5 for further discussion. Information in these notes to the consolidated financial statements, unless otherwise noted, does not include the accounts of discontinued operations.

2.	Proposed Merger with Regency

On November 14, 2016, we entered into a Merger Agreement with Regency pursuant to which, subject to the satisfaction or waiver of certain conditions, we will merge with and into Regency, with Regency continuing as the surviving corporation. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (“Effective Time”), each issued and outstanding share of our common stock, par value $0.01 per share, will be converted into the right to receive 0.45 shares of Regency Common Stock. Pursuant to, and as further described in the Merger Agreement, the various outstanding share-based payment awards held by employees and non-employee directors at the Effective Time will be similarly converted into newly issued shares of Regency’s common stock, with the vesting of certain awards being accelerated in connection with the transaction. In addition, each option to purchase shares of our common stock that is outstanding and unexercised at the Effective Time will vest in full and be converted into the right to receive an amount of cash as calculated under the provisions of the Merger Agreement.

In connection with the Merger, Regency has agreed to take any necessary actions to cause three of our directors (specifically, Messrs. Katzman, Azrack and Linneman) to become members of the board of directors of Regency immediately after the Effective Time.

On November 14, 2016, Regency also entered into a voting agreement with Gazit-Globe, Ltd. and certain of its affiliated entities (“Gazit”), which collectively beneficially own approximately 34.2% of our common stock, that provides that Gazit’s shareholders will vote their shares of our common stock in favor of the transactions contemplated by the Merger Agreement.

Pursuant to the terms of the Merger Agreement, we made certain representations, warranties and covenants, including a covenant to conduct our business in the ordinary course during the period between the execution of the Merger Agreement and the Effective Time. The Merger Agreement provides that, during the period from the date of the Merger Agreement until the Effective Time or the termination of the Merger Agreement, we will be subject to certain restrictions on our ability to initiate, solicit, propose, knowingly encourage or facilitate competing third-party proposals to effect, among other things, a merger, reorganization, share exchange, consolidation or the acquisition of 15% or more of our stock, consolidated net revenues, net income or total assets, subject to customary exceptions, and on our ability to take certain other actions in connection with conducting our business.

The Merger Agreement provides for certain termination rights for us and for Regency. In connection with the termination of the Merger Agreement, under certain specified circumstances, (i) we may be required to pay Regency a termination fee of $150.0 million or reimburse Regency for transaction expenses in an amount up to $45.0 million and (ii) Regency may be required to pay us a termination fee of $240.0 million or be required to reimburse us for transaction expenses up to $45.0 million.

In light of the proposed merger with Regency, on November 14, 2016, we entered into certain amendments (the “Amendments”) to the employment agreements (the “Employment Agreements”) of David Lukes, Matthew Ostrower, Michael Makinen, Aaron Kitlowski and William Brown. In addition to other payments and benefits to which the applicable executive may be entitled, upon a termination without cause or a resignation for good reason, the executive will, subject to the terms and conditions of his Employment Agreement, be entitled to (a) a lump sum payment equal to 2.9x (for Messrs. Lukes and Ostrower) or 2.0x (for Messrs. Makinen, Kitlowski and Brown) the sum of (x) the executive’s average annual bonus, if any, for the three most recently completed calendar years plus (y) the executive’s then current base salary; (b) a lump-sum cash payment equal to the value of the executive’s target annual bonus for the year in which the qualifying termination occurs, prorated based on the number of days of service completed; (c) a lump-sum cash payment equal to the value of the executive’s accrued and unpaid vacation; and (D) for executive officers other than Mr. Brown, continuation of medical, dental and life insurance benefits substantially similar to those provided to the executive and his dependents immediately prior to the date of termination for up to 18 months following the date of termination.

The completion of the Merger is subject to certain closing conditions, including, among other things, the approval by our stockholders and the stockholders of Regency (which was obtained on February 24, 2017); the approval of the Regency Common Stock to be issued in connection with the Merger for listing on the New York Stock Exchange (“NYSE”); the SEC having declared effective the registration statement and joint proxy statement/prospectus filed by us and Regency, and the registration statement not being the subject of any stop order or proceeding seeking a stop order; no injunction or law prohibiting the Merger; accuracy of representations made by each party as part of the Merger, subject in most cases to materiality or material adverse effect qualifications; material compliance with each party’s covenants; and, receipt by us and by Regency of an opinion to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and of an opinion that each of Regency and Equity One qualify as a REIT under the Code. Completion of the transaction is expected to occur on or about March 1, 2017.

As of December 31, 2016, we have incurred $5.5 million for legal, accounting, advisory and other expenses related to the Merger, which are included in merger expenses in our consolidated statement of income.

For a more complete description of the Merger and related agreements, refer to our Current Report on Form 8-K and related exhibits that were filed with the Securities and Exchange Commission, or the SEC, on November 15, 2016, our joint proxy statement/prospectus filed with the SEC on January 24, 2017 and other documents that we filed with the SEC in connection with the proposed Merger.

3.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Properties

Income producing properties are stated at cost, less accumulated depreciation and amortization. Costs include those related to acquisition, development and construction, including tenant improvements, interest incurred during development, costs of predevelopment and certain direct and indirect costs of development.

Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets as follows:

Buildings	30-55 years
Building and land improvements	2-40 years
Tenant improvements	Lesser of minimum lease term or economic useful life
Furniture, fixtures and equipment	3-10 years

Expenditures for ordinary maintenance and repairs are expensed to operations as they are incurred. Significant renovations and improvements that improve or extend the useful lives of assets are capitalized.

Business Combinations

We account for business combinations, including the acquisition of income producing properties, using the acquisition method by recognizing and measuring the identifiable assets acquired, liabilities assumed, and any noncontrolling interests in the acquiree at their acquisition date fair values. As a result, upon the acquisition of income producing properties, we estimate the fair value of the acquired tangible assets (consisting of land, building, building improvements, and tenant improvements), identified intangible assets and liabilities (consisting of the value of above- and below-market leases, in-place leases, and tenant relationships, where applicable), assumed debt, and noncontrolling interests issued at the date of acquisition, where applicable, based on our evaluation of information and estimates available at that date. Based on these estimates, we allocate the purchase price to the identified assets acquired and liabilities assumed. Fair value is determined based on an exit price approach, which contemplates the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. If, up to one year from the acquisition date, information regarding fair value of the assets acquired and liabilities assumed is received and estimates are refined, appropriate adjustments are made to the purchase price allocation on a prospective basis. Transaction costs related to business combinations are expensed as incurred and are included in general and administrative expenses in our consolidated statements of income.

In allocating the purchase price of an acquired property to identified intangible assets and liabilities, the value of above-market and below-market leases is estimated based on the present value of the difference between the contractual amounts, including fixed rate below-market lease renewal options, to be paid pursuant to the in-place leases and our estimate of the market lease rates and other lease provisions (i.e., expense recapture, base rental changes, etc.) for comparable leases measured over a period equal to the estimated remaining term of the lease. The capitalized above-market or below-market intangible is amortized to rental revenue over the estimated remaining term of the respective leases, which includes expected renewal option periods, if applicable. If a lease terminates prior to its stated expiration, all unamortized amounts relating to that lease are accelerated and recognized in minimum rent in our consolidated statements of income.

In determining the value of in-place leases, we consider current market conditions and costs to execute similar leases to arrive at an estimate of the carrying costs during the period expected to be required to lease the property from vacant to its existing occupancy. In estimating carrying costs, we include estimates of lost rental and recovery revenue during the expected lease-up periods and costs to execute similar leases, including lease commissions, legal, and other related costs based on current market demand. The value assigned to in-place leases is amortized to depreciation expense over the estimated remaining term of the respective leases. If a lease terminates prior to its stated expiration, all unamortized amounts relating to that lease are accelerated and recognized in depreciation and amortization expense in our consolidated statements of income.

The results of operations of acquired properties are included in our financial statements as of the dates they are acquired. The intangible assets and liabilities associated with property acquisitions are included in other assets and other liabilities in our consolidated balance sheets.

Construction in Progress and Land

Construction in progress and land are carried at cost, and no depreciation is recorded. Properties undergoing significant renovations and improvements are considered under development. All direct and indirect costs related to development activities are capitalized into construction in progress and land on our consolidated balance sheets, except for certain demolition costs, which are expensed as incurred. Costs incurred include predevelopment expenditures directly related to a specific project, development and construction costs, interest, insurance and real estate taxes. Indirect development costs include employee salaries and benefits, travel and other related costs that are directly associated with the development of the property. Our method of calculating capitalized interest is based upon applying our weighted average borrowing rate to the actual accumulated expenditures. The capitalization of such expenses ceases when the property is ready for its intended use, but no later than one-year from substantial completion of major construction activity. If we determine that a project is no longer viable, all predevelopment project costs are immediately expensed. Similar costs related to properties not under development are expensed as incurred.

Long-lived Assets

Properties Held and Used

We evaluate the carrying value of long-lived assets, including definite-lived intangible assets, when events or changes in circumstances indicate that the carrying value may not be recoverable in accordance with the Property, Plant and Equipment Topic of the FASB ASC. The carrying value of a long-lived asset is considered impaired when the total projected undiscounted cash flows from such asset are separately identifiable and are less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. The fair value of fixed (tangible) assets and definite-lived intangible assets is determined primarily using either internal projected cash flows discounted at a rate commensurate with the risk involved or an external appraisal. As of December 31, 2016, we reviewed the operating properties, construction in progress, and land for potential indicators of impairment on a property-by-property basis in accordance with the Property, Plant and Equipment Topic of the FASB ASC. For those properties for which an indicator of impairment was identified, we projected future cash flows for each property on an individual basis. The key assumptions underlying these projected future cash flows are dependent on property-specific conditions and are inherently uncertain. The factors that may influence the assumptions include:

•	historical and projected property performance, including occupancy, capitalization rates and net operating income;

•	competitors’ presence and their actions;

•	property specific attributes such as location desirability, anchor tenants and demographics;

•	current local market economic and demographic conditions; and

•	future expected capital expenditures and the period of time before net operating income is stabilized.

After considering these factors, our future cash flows are projected based on management’s intention with respect to the holding period of the property and an assumed sale at the final year of the holding period using a projected capitalization rate (reversion value). If the carrying amount of the property exceeded the estimated undiscounted cash flows (including the projected reversion value) from the property, an impairment charge was recognized to reduce the carrying value of the property to its fair value.

Properties Held for Sale

Properties held for sale are recorded at the lower of the carrying amount or the expected sales price less costs to sell. Upon the adoption of ASU 2014-08 on January 1, 2014, operations of properties held for sale and operating properties sold that were not previously classified as held for sale and/or reported as discontinued operations are reported in continuing operations as their disposition does not represent a strategic shift that has or will have a major effect on our operations and financial results. Prior to the adoption of ASU 2014-08, we reported the operations and financial results of properties held for sale and operating properties sold as discontinued operations.

The application of current accounting principles that govern the classification of any of our properties as held for sale on the consolidated balance sheet requires management to make certain significant judgments. In evaluating whether a property meets the held for sale criteria set forth by the Property, Plant and Equipment Topic of the FASB ASC, we make a determination as to the point in time that it is probable that a sale will be consummated. Given the nature of all real estate sales contracts, it is not unusual for such contracts to allow potential buyers a period of time to evaluate the property prior to formal acceptance of the contract. In addition, certain other matters critical to the final sale, such as financing arrangements, often remain pending even upon contract acceptance. As a result, properties under contract may not close within the expected time period or may not close at all. Therefore, any properties categorized as held for sale represent only those properties that management has determined are probable to close within the requirements set forth in the Property, Plant and Equipment Topic of the FASB ASC.

Cash and Cash Equivalents and Restricted Cash

We consider liquid investments with a purchase date life to maturity of three months or less to be cash equivalents.

Restricted cash represents cash that is not immediately available to us and is legally restricted to us as to withdrawal or use.

Accounts and Other Receivables

Accounts receivable includes amounts billed to tenants and accrued expense recoveries due from tenants. We make estimates of the uncollectability of our accounts receivable using the specific identification method. We analyze accounts receivable and historical bad debt levels, tenant credit-worthiness, payment history and industry trends when evaluating the adequacy of the allowance for doubtful accounts. Accounts receivable are written-off when they are deemed to be uncollectable and we are no longer actively pursuing collection. Our reported net income is directly affected by management’s estimate of the collectability of accounts receivable.

Investments in Joint Ventures

We analyze our joint ventures under the FASB ASC Topics of Consolidation and Real Estate-General in order to determine whether the respective entities should be consolidated. If it is determined that these investments do not require consolidation because the entities are not VIEs in accordance with the Consolidation Topic of the FASB ASC, we are not considered the primary beneficiary of the entities determined to be VIEs, we do not have voting control, and/or the limited partners (or non-managing members) have substantive participatory rights, then the selection of the accounting method used to account for our investments in unconsolidated joint ventures is generally determined by our voting interests and the degree of influence we have over the entity. Management uses its judgment when determining if we are the primary beneficiary of, or have a controlling financial interest in, an entity in which we have a variable interest. Factors considered in determining whether we have the power to direct the activities that most significantly impact the entity’s economic performance include risk and reward sharing, experience and financial condition of the other partners, voting rights, involvement in day-to-day capital and operating decisions and the extent of our involvement in the entity.

We use the equity method of accounting for investments in unconsolidated joint ventures when we own 20% or more of the voting interests and have significant influence but do not have a controlling financial interest, or if we own less than 20% of the voting interests but have determined that we have significant influence. Under the equity method, we record our investments in and advances to these entities in our consolidated balance sheets, and our proportionate share of earnings or losses earned by the joint venture is recognized in equity in income of unconsolidated joint ventures in the accompanying consolidated statements of income. We derive revenue through our involvement with unconsolidated joint ventures in the form of management and leasing services and interest earned on loans and advances. We account for this revenue gross of our ownership interest in each respective joint venture and record our proportionate share of related expenses in equity in income of unconsolidated joint ventures.

The cost method of accounting is used for unconsolidated entities in which we do not have the ability to exercise significant influence and we have virtually no influence over partnership operating and financial policies. Under the cost method, income distributions from the partnership are recognized in other income. Distributions that exceed our share of earnings are applied to reduce the carrying value of our investment, and any capital contributions will increase the carrying value of our investment. The fair value of a cost method investment is not estimated if there are no identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investment.

These joint ventures typically obtain non-recourse third-party financing on their property investments, thus contractually limiting our exposure to losses to the amount of our equity investment, and, due to the lender’s exposure to losses, a lender typically will require a minimum level of equity in order to mitigate its risk. Our exposure to losses associated with unconsolidated joint ventures is primarily limited to the carrying value of these investments.

On a periodic basis, we evaluate our investments in unconsolidated entities for impairment in accordance with the Investments-Equity Method and Joint Ventures Topic of the FASB ASC. We assess whether there are any indicators, including underlying property operating performance and general market conditions, that the value of our investments in unconsolidated joint ventures may be impaired. An investment in a joint venture is considered impaired only if we determine that its fair value is less than the net carrying value of the investment in that joint venture on an other-than-temporary basis. Cash flow projections for the investments consider property level factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors. We consider various qualitative factors to determine if a decrease in the value of our investment is other-than-temporary. These factors include age of the venture, our intent and ability to retain our investment in the entity, financial condition and long-term prospects of the entity and relationships with our partners and banks. If we believe that the decline in the fair value of the investment is temporary, no impairment charge is recorded. If our analysis indicates that there is an other-than-temporary impairment related to the investment in a particular joint venture, the carrying value of the venture will be adjusted to an amount that reflects the estimated fair value of the investment.

Goodwill

Goodwill reflects the excess of the fair value of the acquired business over the fair value of net identifiable assets acquired in various business acquisitions. We account for goodwill in accordance with the Intangibles – Goodwill and Other Topic of the FASB ASC.

We perform annual, or more frequently in certain circumstances, impairment tests of our goodwill. We have elected to test for goodwill impairment in November of each year. The goodwill impairment test is a two-step process that requires us to make decisions in determining appropriate assumptions to use in the calculation. The first step consists of estimating the fair value of each reporting unit using discounted projected future cash flows and comparing those estimated fair values with the carrying values, which include the allocated goodwill. If the estimated fair value is less than the carrying value, a second step is performed to compute the amount of the impairment, if any, by determining an “implied fair value” of goodwill. The determination of each reporting unit’s (each property is considered a reporting unit) implied fair value of goodwill requires us to allocate the estimated fair value of the reporting unit to its assets and liabilities. Any unallocated fair value represents the implied fair value of goodwill which is compared to its corresponding carrying amount.

Deposits

Deposits included in other assets comprise funds held by various institutions for future payments of property taxes, insurance, improvements, utility and other service deposits.

Deferred Costs and Intangibles

Deferred costs, intangible assets included in other assets, and intangible liabilities included in other liabilities consist of deferred financing costs, leasing costs and the value of intangible assets and liabilities when a property was acquired. Deferred financing costs consist of loan issuance costs directly related to financing transactions that are deferred and amortized over the term of the related loan using the effective interest method. As a result of our adoption of ASU 2015-03, “Simplifying the

Presentation of Debt Issuance Costs,” unamortized deferred financing costs related to our senior notes, term loans, and mortgage loans are presented as a direct deduction from the carrying amounts of the related debt instruments, while such costs related to our revolving credit facility are included in other assets. Direct salaries, third-party fees and other costs incurred by us to originate a lease are capitalized and are amortized against the respective leases using the straight-line method over the term of the related leases. Intangible assets consist of in-place lease values, tenant origination costs, below-market ground rent obligations and above-market rents that were recorded in connection with the acquisition of the properties. Intangible liabilities consist of above-market ground rent obligations and below-market rents that are also recorded in connection with the acquisition of properties. Both intangible assets and liabilities are amortized and accreted using the straight-line method over the estimated term of the related leases. When a lease is terminated early, any remaining unamortized or unaccreted balances under lease intangible assets or liabilities are charged to earnings. The useful lives of amortizable intangible assets are evaluated each reporting period with any changes in estimated useful lives being accounted for over the revised remaining useful life.

Noncontrolling Interests

Noncontrolling interests represent the portion of equity that we do not own in entities we consolidate, including joint venture units issued by consolidated subsidiaries or VIEs in connection with property acquisitions. We account for and report our noncontrolling interests in accordance with the provisions required under the Consolidation Topic of the FASB ASC.

We identify our noncontrolling interests separately within the equity section on the consolidated balance sheets. Noncontrolling interests that are redeemable for cash at the holder’s option or upon a contingent event outside of our control are classified as redeemable noncontrolling interests pursuant to the Distinguishing Liabilities from Equity Topic of the FASB ASC and are presented at redemption value in the mezzanine section between total liabilities and stockholders’ equity on the consolidated balance sheets. The amounts of consolidated net income attributable to Equity One, Inc. and to the noncontrolling interests are presented on the consolidated statements of income.

Derivative Instruments and Hedging Activities

Derivative instruments are used at times to manage exposure to variable interest rate risk. We generally enter into interest rate swaps to manage our exposure to variable interest rate risk and forward starting interest rate swaps to manage the risk of interest rates rising prior to the issuance of fixed rate debt. We enter into derivative instruments that qualify as cash flow hedges and do not enter into derivative instruments for speculative purposes. The interest rate swaps associated with our cash flow hedges are recorded at fair value on a recurring basis. We assess the effectiveness of our cash flow hedges both at inception and on an ongoing basis. The effective portion of changes in fair value of the interest rate swaps associated with our cash flow hedges is recorded in accumulated other comprehensive (loss) income and is subsequently reclassified into interest expense in the period that the hedged forecasted transactions affect earnings. Our cash flow hedges become ineffective if critical terms of the hedging instrument and the forecasted transactions do not perfectly match such as notional amounts, settlement dates, reset dates, calculation period and interest rates. In addition, we evaluate the default risk of the counterparty by monitoring the credit worthiness of the counterparty. When ineffectiveness exists, the ineffective portion of changes in fair value of the interest rate swaps associated with our cash flow hedges is recognized in earnings in the period affected. Hedge ineffectiveness has not impacted earnings, and we do not anticipate it will have a significant effect in the future. Derivative instruments and hedging activities require management to make judgments on the nature of its derivatives and their effectiveness as hedges. These judgments determine if the changes in fair value of the derivative instruments are reported in the consolidated statements of income as a component of net income or as a component of comprehensive income and as a component of stockholders’ equity on the consolidated balance sheets. While management believes its judgments are reasonable, a change in a derivative’s effectiveness as a hedge could materially affect expenses, net income and equity. See Note 12 for further detail on derivative activity.

Fair Value of Assets and Liabilities

The Fair Value Measurements and Disclosures Topic of FASB ASC establishes a framework for measuring fair value and requires the categorization of financial assets and liabilities, based on the inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to the quoted prices in active markets for identical assets and liabilities and lowest priority to unobservable inputs. The various levels of the fair value hierarchy are described as follows:

•	Level 1 – Financial assets and liabilities whose values are based on unadjusted quoted market prices for identical assets and liabilities in an active market that we have the ability to access.

•	Level 2 – Financial assets and liabilities whose values are based on quoted prices in markets that are not active or model inputs that are observable for substantially the full term of the asset or liability.

•	Level 3 – Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

The Fair Value Measurements and Disclosures Topic of FASB ASC requires the use of observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

Revenue Recognition

Revenue includes minimum rents, expense recoveries, percentage rental payments and management and leasing services. Generally, our leases contain fixed escalations which occur at specified times during the term of the lease. Minimum rents are recognized on an accrual basis over the terms of the related leases on a straight-line basis. As part of the leasing process, we may provide the lessee with an allowance for the construction of leasehold improvements. Leasehold improvements are capitalized and recorded as tenant improvements and depreciated over the shorter of the useful life of the improvements or the lease term. If the allowance represents a payment for a purpose other than funding leasehold improvements, or in the event we are not considered the owner of the improvements, the allowance is considered a lease incentive and is recognized over the lease term as a reduction to revenue. Factors considered during this evaluation include, among others, the type of improvements made, who holds legal title to the improvements, and other controlling rights provided by the lease agreement. Lease revenue recognition commences when the lessee is given possession of the leased space, when the asset is substantially complete in the case of leasehold improvements, and when there are no contingencies offsetting the lessee’s obligation to pay rent.

Many of the lease agreements contain provisions that require the payment of additional rents based on the respective tenants’ sales volume (contingent or percentage rent), and substantially all contain provisions that require reimbursement of the tenants’ allocable real estate taxes, insurance and common area maintenance costs (“CAM”). Revenue based on a percentage of tenants’ sales is recognized only after the tenant exceeds its sales breakpoint. Revenue from tenant reimbursements of real estate taxes, insurance and CAM is recognized in the period that the applicable costs are incurred in accordance with the lease agreements.

We recognize gains or losses on sales of real estate in accordance with the Property, Plant and Equipment Topic of the FASB ASC. Profits are not recognized until (a) a sale has been consummated; (b) the buyer’s initial and continuing investments are adequate to demonstrate a commitment to pay for the property; (c) our receivable, if any, is not subject to future subordination; and (d) we have transferred to the buyer the usual risks and rewards of ownership and do not have a substantial continuing involvement with the property. Recognition of gains from sales to unconsolidated joint ventures is recorded on only that portion of the sales not attributable to our ownership interest.

We are engaged by certain joint ventures to provide asset management, property management, leasing and investing services for such venture’s respective assets. We receive fees for our services, including a property management fee calculated as a percentage of gross revenue received, and recognize these fees as the services are rendered.

Earnings Per Share

Under the Earnings Per Share Topic of the FASB ASC, unvested share-based payment awards that entitle their holders to receive non-forfeitable dividends, such as our restricted stock awards, are classified as “participating securities.” As participating securities, our shares of restricted stock will be included in the calculation of basic and diluted earnings per share. Because the awards are considered participating securities under the provisions of the Earnings Per Share Topic of the FASB ASC, we are required to apply the two-class method of computing basic and diluted earnings per share. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that would otherwise have been available to common stockholders. Under the two-class method, earnings for the period are allocated between common stockholders and other security holders based on their respective rights to receive dividends.

Share-Based Compensation

We grant restricted stock and stock option awards to our officers, directors and employees. The term of each award is determined by our compensation committee, but in no event can be longer than ten years from the date of grant. The vesting schedule of each award is determined by the compensation committee, in its sole and absolute discretion, at the date of grant of the award. Dividends are paid on certain shares of unvested restricted stock, which makes such shares participating securities under the Earnings Per Share Topic of the FASB ASC. Certain stock options, restricted stock and other share awards provide for accelerated vesting if there is a change in control, as defined in the 2000 Plan.

The fair value of each stock option awarded is estimated on the date of grant using the Black-Scholes-Merton option-pricing model. Expected volatilities, dividend yields and employee exercises are primarily based on historical data. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The shortcut method described in the Share Compensation Topic of the FASB ASC is used for determining the expected life used in the valuation method.

Compensation expense for restricted stock awards is based on the fair value of our common stock at the date of the grant and is recognized ratably over the vesting period. For grants with a graded vesting schedule that are only subject to service conditions, we have elected to recognize compensation expense on a straight-line basis.

Segment Reporting

We invest in properties through direct ownership or through joint ventures. It is our intent that all properties will be owned or developed for investment purposes; however, we may decide to sell all or a portion of a development upon completion. Our revenue and net income are generated from the operation of our investment property. We also earn fees from third parties for services provided to manage and lease retail shopping centers owned through joint ventures.

Our portfolio is primarily located in coastal markets throughout the United States with none of our properties located outside of the United States. Additionally, our chief operating decision maker reviews operating and financial data for each property on an individual basis and does not distinguish or group our operations on a geographical basis for purposes of allocating resources or measuring performance. Therefore, each of our individual properties has been deemed a separate operating segment, and, as no individual property constitutes more than 10% of our revenue, net income, or assets, the individual properties have been aggregated into one reportable segment based upon their similarities with regard to both the nature and economics of the centers, tenants, and operational processes, as well as long-term average financial performance.

Concentration of Credit Risk

A concentration of credit risk arises in our business when a national or regionally based tenant occupies a substantial amount of space in multiple properties owned by us. In that event, if the tenant suffers a significant downturn in its business, it may become unable to make its contractual rent payments to us, exposing us to potential losses in rental revenue, expense recoveries, and percentage rent. Further, the impact may be magnified if the tenant is renting space in multiple locations. Generally, we do not obtain security from our nationally-based or regionally-based tenants in support of their lease obligations to us. We regularly monitor our tenant base to assess potential concentrations of credit risk. As of December 31, 2016, no tenant accounted for more than 10% of our GLA or annual revenues.

Recent Accounting Pronouncements

The following table provides a brief description of recent accounting pronouncements that could have a material effect on our financial statements:

Standard	Description	Date of adoption	Effect on the financial statements or other significant matters

Standards that are not yet adopted

ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business	The standard amends the existing guidance and clarifies the definition of a business. The amendments provide guidance to assist entities with evaluating when a set of transferred assets and activities meets the definition of a business. The standard requires an entity to apply the provisions prospectively to any transactions occurring within the period of adoption.	January 2018	We are currently evaluating the alternative methods of adoption and the effect on our financial statements and related disclosures.

ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments and ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash	These standards amend the existing guidance and addresses specific cash flow issues with the objective of reducing existing diversity in practice. ASU 2016-15 addresses eight specific cash flow issues and ASU 2016-18 specifically addresses restricted cash and restricted cash equivalents. These standards require a retrospective transition method to each period presented. If it is impracticable to apply the amendments retrospectively for some of the issues, entities may apply the amendments prospectively as of the earliest date practicable.	January 2018	We are currently evaluating the alternative methods of adoption and the effect on our financial statements and related disclosures.

ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments	The standard amends the existing guidance and impacts how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. Depending on the instrument, the standard requires a modified-retrospective or prospective transition approach.	January 2020	We are currently evaluating the alternative methods of adoption and the effect on our financial statements and related disclosures.

ASU 2016-06, Derivatives and Hedging (Topic 815)	The standard amends the existing guidance and eliminates diversity in practice in assessing embedded contingent call (put) options in debt instruments. The standard clarifies that an entity performing this assessment is required to assess the embedded call (put) options solely in accordance with the four-step decision sequence within the guidance. Early adoption of this standard is permitted. The standard requires a modified retrospective transition approach for existing debt instruments as of the beginning of the fiscal year for which the amendments are effective.	January 2017	We do not expect the adoption and implementation of this standard to have a material impact on our results of operations, financial condition or cash flows.

ASU 2016-02, Leases (Topic 842)	The standard amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. Early adoption of this standard is permitted. The standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief.	January 2019	We are currently evaluating the alternative methods of adoption and the effect on our financial statements and related disclosures.

Standard	Description	Date of adoption	Effect on the financial statements or other significant matters

ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10), Recognition and Measurement of Financial Assets and Financial Liabilities	The standard amends the guidance to classify equity securities with readily-determinable fair values into different categories and requires equity securities to be measured at fair value with changes in the fair value recognized through net income. The standard requires a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. Equity investments accounted for under the equity method are not included in the scope of this amendment. Early adoption of this amendment is not permitted.	January 2018	We do not expect the adoption and implementation of this standard to have a material impact on our results of operations, financial condition or cash flows.

ASU 2014-09, Revenue from Contracts with Customers (Topic 606), as clarified and amended by ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20	The standard will replace existing revenue recognition standards and significantly expand the disclosure requirements for revenue arrangements. It may be adopted either retrospectively or on a modified retrospective basis to new contracts and existing contracts with remaining performance obligations as of the effective date.	January 2018	We are currently evaluating the alternative methods of adoption and the effect on our financial statements and related disclosures.

Standards that were adopted

ASU 2016-09, Compensation - Stock Compensation (Topic 718)	The standard simplifies several aspects of the existing guidance for accounting for share-based payment transactions, including classification of awards as either equity or liabilities and an option to recognize stock compensation forfeitures as they occur. Early adoption of this standard is permitted. Depending on the specific amendment, the standard requires prospective, retrospective or a modified retrospective transition approach.	September 2016	We elected to early adopt the provisions of ASU 2016-09 and made a policy election to account for forfeitures when they occur (previously, we estimated the number of awards that were expected to vest primarily based on historical data). The adoption and implementation of this standard did not have a material impact on our results of operations, financial condition or cash flows.

ASU 2015-02, Consolidation (Topic 810), Amendments to the Consolidation Analysis	The standard amends the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. It may be adopted either retrospectively or on a modified retrospective basis.	January 2016	The adoption and implementation of this standard did not have an impact on our results of operations, financial condition or cash flows.

4.	Income Producing Properties

The following table is a summary of the composition of income producing properties in the consolidated balance sheets:

	December 31,
	2016	2015
	(In thousands)
Land and land improvements	$1,562,278	$1,494,510
Building and building improvements	1,722,029	1,652,714
Tenant and other improvements	225,185	190,307

	3,509,492	3,337,531
Less: accumulated depreciation	(493,162)	(438,992)

Income producing properties, net	$3,016,330	$2,898,539

Capitalized Costs

We capitalized external and internal costs related to development and redevelopment activities of $74.5 million and $2.3 million, respectively, in 2016 and $40.6 million and $2.1 million, respectively, in 2015. We capitalized external and internal costs related to tenant and other property improvements and capital expenditures of $31.3 million and $557,000, respectively, in 2016 and $42.7 million and $1.1 million, respectively, in 2015. We capitalized external and internal costs related to successful leasing activities of $2.6 million and $4.3 million, respectively, in 2016 and $3.5 million and $4.1 million, respectively, in 2015.

5.	Acquisition and Disposition Activity

Acquisition Activity

The following table provides a summary of acquisition activity during the year ended December 31, 2016:

Date Purchased	Property Name	City	State	Square Feet	Purchase Price
					(In thousands)
November 2, 2016	Pablo Plaza Outparcel	Jacksonville	FL	4,000	$2,560
October 25, 2016	San Carlos Marketplace (1) (2)	San Carlos	CA	153,510	97,000	(3)
June 30, 2016	Walmart at Norwalk (2)	Norwalk	CT	142,222	30,000

Total					$129,560

(1)	The purchase price has been preliminarily allocated to real estate assets acquired and liabilities assumed, as applicable, in accordance with our accounting policies for business combinations. The purchase price and related accounting will be finalized after our valuation studies are complete.
(2)	Acquired through a reverse Section 1031 like-kind exchange agreement with a third party intermediary. See Note 9 for further discussion.
(3)	We also paid $3.4 million for the prepayment penalty on the existing mortgage loan encumbering the property, which was not assumed in the acquisition.

The aggregate purchase price of the above property acquisitions has been preliminarily allocated as follows:

	Amount	Weighted Average Amortization Period
	(In thousands)	(In years)
Land	$60,688	N/A
Land improvements	2,779	9.6
Buildings	66,142	36.9
Tenant improvements	1,589	22.8
In-place leases	12,003	20.5
Leasing commissions	1,355	24.2
Lease origination costs	31	21.9
Below-market leases	(15,027)	9.0

	$129,560

During the year ended December 31, 2016, we did not recognize any material measurement period adjustments related to prior or current year acquisitions.

During the year ended December 31, 2015, we acquired six shopping centers, one outparcel and one land parcel for an aggregate purchase price of $171.7 million, including a mortgage assumed of $27.8 million.

During the years ended December 31, 2016, 2015 and 2014, we expensed $4.4 million, $903,000 and $1.8 million, respectively, of transaction-related costs in connection with completed or pending property acquisitions which are included in general and administrative expenses in the consolidated statements of income. The purchase price related to the 2016 acquisitions listed in the above table was funded by the use of proceeds from our delayed draw term loan, line of credit and cash on hand.

Disposition Activity

The following table provides a summary of disposition activity during the year ended December 31, 2016:

Date Sold	Property Name	City	State	Square Feet	Gross Sales Price
					(in thousands)
December 22, 2016	Thomasville Commons	Thomasville	NC	148,754	$2,700
May 11, 2016	Wesley Chapel	Decatur	GA	164,153	7,094
May 11, 2016	Hairston Center	Decatur	GA	13,000	431
February 18, 2016	Sherwood South	Baton Rouge	LA	77,489	3,000
February 18, 2016	Plaza Acadienne	Eunice	LA	59,419	1,775
February 11, 2016	Beauclerc Village	Jacksonville	FL	68,966	5,525

					$20,525

In connection with the acquisition of the Westwood Complex located in Bethesda, Maryland, we acquired a 211,020 square foot apartment building that is subject to a master lease pursuant to which the tenant has the option to purchase the building for $20.0 million in 2017. As of December 31, 2016, the tenant had exercised its option, and the property met the criteria to be classified as held for sale.

During the year ended December 31, 2015, we sold two properties for an aggregate of $12.8 million. As a result of the adoption of ASU 2014-08 on January 1, 2014, the results of operations for all the properties sold during the years ended December 31, 2016 and 2015, and 19 of the 22 properties sold during the year ended December 31, 2014, are included in continuing operations in the consolidated statements of income for all periods presented as they do not qualify as discontinued operations under the amended guidance. The results of operations for three of the properties sold during the year ended December 31, 2014 (Stanley Marketplace, Oak Hill Village and Summerlin Square) are presented as discontinued operations in the consolidated statements of income as they were classified as held for sale prior to the adoption of ASU 2014-08.

6.	Impairments

The following is a summary of the composition of impairment losses included in the consolidated statements of income:

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Goodwill (1)	$—	$200	$—
Land held and used (2)	—	3,667	2,230
Operating properties held and used (3)	—	1,579	15,111
Properties sold (4)	2,454	11,307	4,509
Other (5)	667	—	—

Total impairment losses	$3,121	$16,753	$21,850

(1)	The fair value of each reporting unit, which was estimated using discounted projected future cash flows, was less than its carrying value.
(2)	The projected undiscounted cash flows of each land parcel, which were primarily comprised of the fair value of the respective parcel, were less than its carrying value.
(3)	The projected undiscounted probability weighted cash flows of each property, which considered the estimated holding period of the property and the exit price in the event of disposition, were less than its carrying value. As a result of management’s updated dispositions plans with respect to these properties, our projected cash flows for each property were updated to reflect an increased likelihood that the holding periods for these properties may be shorter than previously estimated.
(4)	The fair value of each property, which was primarily based on a sales contract, was less than its carrying value.
(5)	In September 2016, we recognized an impairment loss of $667,000, which represented the carrying amount of one of our joint venture investments, as a result of our decision to withdraw from the joint venture. See Note 8 for further discussion.

7.	Accounts and Other Receivables

The following is a summary of the composition of accounts and other receivables included in the consolidated balance sheets:

	December 31,
	2016	2015
	(In thousands)
Tenants	$12,871	$14,430
Other	1,011	1,258
Allowance for doubtful accounts	(2,183)	(3,880)

Total accounts and other receivables, net	$11,699	$11,808

For the years ended December 31, 2016, 2015 and 2014, we recognized bad debt expense of $1.8 million, $2.5 million and $97,000, respectively, which is included in property operating expenses in the accompanying consolidated statements of income. Excluding the reversal of $1.1 million in the allowance for doubtful accounts for certain historical real estate tax billings for which a settlement was reached with the tenants, we recognized bad debt expense of $1.2 million during the year ended December 31, 2014.

8.	Investments in Joint Ventures

The following is a summary of the composition of investments in and advances to unconsolidated joint ventures included in the consolidated balance sheets:

				Investment Balance as of December 31,
Joint Venture (1)	Number of Properties	Location	Ownership	2016	2015
				(In thousands)
G&I Investment South Florida Portfolio, LLC	1	FL	20.0%	$3,503	$3,719
Madison 2260 Realty LLC	1	NY	8.6%	526	526
Madison 1235 Realty LLC	1	NY	20.1%	820	820
Parnassus Heights Medical Center	1	CA	50.0%	19,067	19,263
Equity One JV Portfolio, LLC (2)	6	FL, MA, NJ	30.0%	37,533	39,501
Other Equity Investment (3)			—	—	329

Total				61,449	64,158
Advances to unconsolidated joint ventures				347	442

Investments in and advances to unconsolidated joint ventures				$61,796	$64,600

(1)	All unconsolidated joint ventures are accounted for under the equity method except for the Madison 2260 Realty LLC and Madison 1235 Realty LLC joint ventures, which are accounted for under the cost method.
(2)	The investment balance as of December 31, 2016 and 2015 is presented net of a deferred gain of approximately $376,000 associated with the disposition of assets by us to the joint venture.
(3)	In 2015, we entered into a joint venture to explore a potential development opportunity in the Northeast. In 2016, we recognized an impairment loss of $667,000, which represented the carrying amount of the investment, as a result of our decision to withdraw from the joint venture.

Equity in income of unconsolidated joint ventures totaled $2.7 million, $6.5 million and $11.0 million for the years ended December 31, 2016, 2015 and 2014, respectively. Management fees and leasing fees earned by us associated with these joint ventures, which are included in management and leasing services revenue in the accompanying consolidated statements of income, totaled $1.1 million, $1.9 million and $2.2 million for the years ended December 31, 2016, 2015 and 2014, respectively.

As of December 31, 2016 and 2015, the aggregate carrying amount of the debt of our unconsolidated joint ventures accounted for under the equity method was $144.3 million and $146.2 million, respectively, of which our aggregate proportionate share was $43.3 million and $43.9 million, respectively. Although we have not guaranteed the debt of these joint ventures, we have agreed to customary environmental indemnifications and nonrecourse carve-outs (e.g., guarantees against fraud, misrepresentation and bankruptcy) on certain of the loans of the joint ventures.

G&I Investment South Florida Portfolio, LLC (the “DRA JV”)

During 2015, the DRA JV closed on the sale of two properties for an aggregate sales price of $51.4 million. In connection with the disposals, the joint venture recognized an aggregate gain on sale of $14.6 million, of which our proportionate share was $2.9 million, which is included in equity in income of unconsolidated joint ventures in our consolidated statement of income for the year ended December 31, 2015.

In January 2017, the DRA JV entered into a contract to sell its remaining property, an office building located in Boca Raton, Florida, which had a net carrying value of $17.1 million as of December 31, 2016, for a gross sales price of $21.0 million.

GRI Joint Venture (the “GRI JV”)

During 2015, we entered into an agreement with Global Retail Investors, LLC, our joint venture partner in the GRI JV, in which the parties agreed to dissolve the joint venture and, as part of the dissolution, distribute certain properties in kind to the existing members of the joint venture. In connection with the transaction, we purchased an additional 11.3% interest in the joint venture for $23.5 million, which increased our membership interest in the joint venture from 10.0% to 21.3%. The joint venture then redeemed our membership interest by distributing three operating properties totaling 351,602 square feet (Concord Shopping Plaza, Shoppes of Sunset and Shoppes of Sunset II) to us. In connection with the redemption, we remeasured the carrying value of our equity interest in the joint venture to fair value using a discounted cash flow analysis and recognized a gain of $5.5 million, which is included in other income in our consolidated statement of income for the year ended December 31, 2015. Additionally, we recognized a gain of $3.3 million from the deferred gains associated with the 2008 sale of certain properties by us to the joint venture, which is included in gain on sale of operating properties in our consolidated statement of income for the year ended December 31, 2015.

Equity One/Vestar Joint Ventures

In 2010, we acquired ownership interests in two properties located in California through partnerships (the “Equity One/Vestar JVs”) with Vestar Development Company (“Vestar”). In both of these joint ventures, we held a 95% interest, and they were consolidated. Each Equity One/Vestar JV held a 50.5% ownership interest in each of the properties through two separate joint ventures with Rockwood Capital. The Equity One/Vestar JVs’ ownership interests in the properties were accounted for under the equity method.

During 2014, we acquired Rockwood Capital’s and Vestar’s interests in Talega Village Center JV, LLC, the owner of Talega Village Center, for an additional investment of $6.2 million. Immediately prior to acquisition, we remeasured the fair value of our equity interest in the joint venture using a discounted cash flow analysis and recognized a gain of $2.8 million, including $561,000 attributable to a noncontrolling interest, which is included in other income in our consolidated statement of income for the year ended December 31, 2014.

During 2014, the property held by Vernola Marketplace JV, LLC was sold for $49.0 million, including the assumption of the existing mortgage of $22.9 million by the buyer. In connection with the sale, the joint venture recognized a gain of $14.7 million, of which our proportionate share was $7.4 million, including $1.6 million attributable to the noncontrolling interest, and we received distributions totaling $13.7 million, including $1.9 million that was distributed to the noncontrolling interest.

9.	Variable Interest Entities

In conjunction with the acquisitions of Walmart at Norwalk and San Carlos Marketplace, we entered into reverse Section 1031 like-kind exchange agreements with third party intermediaries, which, for a maximum of 180 days, allow us to defer for tax purposes, gains on the sale of other properties identified and sold within this period. Until the earlier of the termination of the exchange agreements or 180 days after the respective acquisition date, the third party intermediaries are the legal owners of the entities that own these properties. The agreements that govern the operations of these entities provide us with the power to direct the activities that most significantly impact the entity’s economic performance. These entities were deemed VIEs primarily because they may not have sufficient equity at risk to finance their activities without additional subordinated financial support from other parties. We determined that we are the primary beneficiaries of the VIEs as a result of having the power to direct the activities that most significantly impact their economic performance and the obligation to absorb losses, as well as the right to receive benefits, that could be potentially significant to the VIEs. Accordingly, we consolidated the properties and their operations as of the respective acquisition dates.

The majority of the operations of the VIEs were funded with cash flows generated from the properties. We did not provide financial support to the VIEs which we were not previously contractually required to provide; our contractual commitments consisted primarily of funding any expenditures, which were deemed necessary to continue to operate the entities and any operating cash shortfalls that the entities may have experienced.

In December 2016 and February 2017, we took legal ownership of Walmart at Norwalk and San Carlos Marketplace, respectively, from the qualified intermediaries.

10.	Goodwill

The following table presents goodwill activity during the years ended December 31, 2016 and 2015:

	December 31,
	2016	2015
	(In thousands)
Balance at beginning of the year	$5,838	$6,038
Impairment	—	(200)
Allocated to properties held for sale	(119)	—

Balance at end of the year	$5,719	$5,838

11.	Other Assets

The following is a summary of the composition of other assets included in the consolidated balance sheets:

	December 31,
	2016	2015
	(In thousands)
Lease intangible assets, net	$101,867	$101,010
Leasing commissions, net	44,039	41,211
Prepaid expenses and other receivables	14,938	13,074
Straight-line rent receivables, net	33,606	28,910
Deposits and mortgage escrows	1,738	7,980
Deferred financing costs, net	5,261	3,419
Furniture, fixtures and equipment, net	2,271	3,255
Fair value of interest rate swaps	200	835
Deferred tax asset	3,781	3,924

Total other assets	$207,701	$203,618

In connection with our development of The Gallery at Westbury Plaza in Nassau County, New York, we remediated various environmental matters that existed when we acquired the property in November 2009. The site was eligible for participation in New York State’s Brownfield Cleanup Program, which provides for refundable New York State franchise tax credits for costs incurred to remediate and develop a qualified site. We applied for participation in the program and subsequently received a certificate of completion from the New York State Department of Environmental Conservation in August 2012. The certificate of completion confirmed our adherence to the cleanup requirements and ability to seek reimbursement for a portion of qualified costs incurred as part of the environmental remediation and development of the property. As of December 31, 2016 and 2015, we have a receivable of $7.7 million for both periods, which is included in other assets in our consolidated balance sheets for the reimbursable costs that are expected to be paid to us subject to statutory deferrals over the next two years. During 2015, we received $14.3 million in connection with this program.

The following is a summary of the composition of intangible assets and accumulated amortization included in the consolidated balance sheets:

	December 31,
	2016	2015
	(In thousands)
Lease intangible assets:
Above-market leases	$19,611	$19,742
In-place leases	132,128	126,987
Below-market ground leases	34,094	34,094
Lease origination costs	2,709	2,797
Lease incentives	12,527	9,371

Total intangibles	201,069	192,991
Accumulated amortization:
Above-market leases	13,892	12,644
In-place leases	76,023	71,577
Below-market ground leases	2,597	1,995
Lease origination costs	2,221	2,173
Lease incentives	4,469	3,592

Total accumulated amortization	99,202	91,981

Lease intangible assets, net	$101,867	$101,010

The following is a summary of amortization expense included in the consolidated statements of income related to lease intangible assets:

	December 31,
	2016	2015	2014
	(In thousands)
Above-market lease amortization (1)	$1,850	$2,118	$2,605
In-place lease amortization (2)	11,074	11,350	14,824
Below-market ground lease amortization (3)	601	601	601
Lease origination cost amortization (2)	166	253	298
Lease incentive amortization (1)	1,264	1,035	780

Total lease intangible asset amortization	$14,955	$15,357	$19,108

(1)	Amounts are recognized as a reduction of minimum rent.
(2)	Amounts are included in depreciation and amortization expenses.
(3)	Amounts are included in property operating expenses.

As of December 31, 2016, the estimated amortization of lease intangible assets for the next five years is as follows:

Year Ending December 31,	Amount
(In thousands)
2017	$15,703
2018	9,111
2019	7,136
2020	6,319
2021	5,732

12.	Borrowings

Mortgage Loans

The following table is a summary of the mortgage loans included in the consolidated balance sheets:

	December 31,
	2016	2015
	(In thousands)
Fixed rate mortgage loans	$227,896	$254,279
Variable rate mortgage loan	27,750	27,750

Total mortgage loans	255,646	282,029
Unamortized deferred financing costs and premium/discount, net	(1,502)	1,430

Total	$254,144	$283,459

Weighted average interest rate, excluding unamortized premium	4.92%	5.61%

As of December 31, 2016, the net book value of the properties collateralizing the mortgage loans totaled $516.9 million.

During the years ended December 31, 2016 and 2015, we prepaid $44.0 million and $44.3 million in mortgage loans with a weighted average interest rate of 6.08% and 5.61% per annum, respectively. We recognized losses on extinguishment of debt in conjunction with the prepayments of $22,700 and $247,000 for the years ended December 31, 2016 and 2015, respectively.

In August 2016, we legally defeased the mortgage loan that was secured by Culver Center located in Culver City, California. The mortgage loan had a principal balance of $64.0 million, bore interest at a rate of 5.58% per annum, and was scheduled to mature in May 2017. The cash outlay required for the defeasance of approximately $66.4 million was based on the purchase price of U.S. government securities that will generate sufficient cash flows to fund the remaining payment obligations under the loan from the effective date of the defeasance through the maturity date in May 2017. In connection with the defeasance, the mortgage and other liens on the property were extinguished, and all existing collateral was released. As a result of the transaction, we recognized a loss on the early extinguishment of debt of $1.6 million, which is the difference between the value of the U.S. government securities that were transferred to the successor borrower and the carrying amount of the loan, including the related unamortized premium balance, at the date of the defeasance.

In June 2016, in order to effectuate a substitution of collateral, we repaid a mortgage loan having a principal balance of $10.6 million and an interest rate of 5.01% secured by Talega Village Center located in San Clemente, California. Concurrent with the repayment of the Talega Village Center mortgage loan, we entered into a new mortgage loan secured by Circle Center West located in Long Beach, California which carries the same terms as the previous Talega Village Center mortgage loan.

In January 2016, we entered into a mortgage loan secured by Westbury Plaza located in Nassau County, New York. The mortgage loan has a principal balance of $88.0 million, bears interest at a rate of 3.76% per annum, and matures on February 1, 2026.

In connection with the redemption of our interest in the GRI JV in June 2015, we assumed a mortgage loan for Concord Shopping Plaza with a principal balance of $27.8 million. The loan bears interest at one-month LIBOR plus 1.35% per annum and has a stated maturity date of June 28, 2018.

Senior Notes

Our outstanding senior notes in the consolidated balance sheets consisted of the following:

	December 31,
	2016	2015
	(In thousands)
6.25% Senior notes, due 1/15/17	—	101,403
6.00% Senior notes, due 9/15/17	—	116,998
3.75% Senior notes, due 11/15/22	300,000	300,000
3.81% Series A senior notes, due 5/11/2026	100,000	—
3.91% Series B senior notes, due 8/11/2026	100,000	—

Total senior notes	500,000	518,401
Unamortized deferred financing costs and discount, net	(3,758)	(3,029)

Total	$496,242	$515,372

Weighted average interest rate, excluding unamortized discount	3.79%	4.75%

In 2016, we redeemed our 6.00% and 6.25% senior notes which had principal balances of $117.0 million and $101.4 million, respectively, each at a redemption price equal to the principal amount of the notes, accrued and unpaid interest, and required make-whole premiums totaling $12.0 million. In connection with the redemptions, we recognized a loss on the early extinguishment of debt totaling $12.6 million, which was comprised of the aforementioned make-whole premiums and deferred fees and costs associated with the notes.

In 2016, we completed a private placement of 3.81% series A senior notes with an aggregate principal balance of $100.0 million that mature in May 2026 and 3.91% series B senior notes with an aggregate principal balance of $100.0 million that mature in August 2026. Our obligations under the notes are guaranteed by certain of our subsidiaries. We may prepay the notes, in whole or in part, at any time at a price equal to the outstanding principal amount of such notes plus a make-whole premium.

In 2015, we redeemed our 5.375% and 6.00% senior notes which had principal balances of $107.5 million and $105.2 million, respectively, each at a redemption price equal to the principal amount of the notes, accrued and unpaid interest, and required make-whole premiums totaling $7.4 million. In connection with the redemptions, we recognized a loss on the early extinguishment of debt totaling $7.5 million, which was comprised of the aforementioned make-whole premiums and unamortized discounts and deferred fees and costs associated with the notes.

The indentures under which our senior notes were issued have several covenants that limit our ability to incur debt, require us to maintain an unencumbered asset to unsecured debt ratio above a specified level and limit our ability to consolidate, sell, lease, or convey substantially all of our assets to, or merge with, any other entity. These notes have also been guaranteed by many of our subsidiaries.

Revolving Credit Facility

In September 2016, we closed on an $850.0 million unsecured revolving credit facility which replaced our $600.0 million credit facility. The credit facility is with a syndicate of banks and can be increased through an accordion feature up to an aggregate of $1.7 billion, subject to bank participation. The facility bears interest at applicable LIBOR plus a margin of 0.825% to 1.550% per annum and includes a facility fee applicable to the aggregate lending commitments thereunder which varies from 0.125% to 0.300% per annum, both depending on the credit ratings of our senior notes. The facility expires on February 1, 2021, with two six-month extensions at our option, subject to certain conditions. As of December 31, 2016, the interest rate margin applicable to amounts outstanding under the facility was 1.00% per annum and the facility fee was 0.20% per annum. The facility includes a competitive bid option which allows us to conduct auctions among the participating banks for borrowings at any one time outstanding of up to 50% of the lender commitments then in effect, a $50.0 million letter of credit commitment and a $75.0 million multi-currency subfacility. As of December 31, 2016, we had drawn $118.0 million against the facility, which bore interest at a weighted average rate of 1.77% per annum. As of December 31, 2015, we had drawn $96.0 million, which bore interest at a weighted average rate of 1.47% per annum.

As of December 31, 2016, giving effect to the financial covenants applicable to the credit facility, the maximum available to us thereunder was approximately $850.0 million, less outstanding borrowings of $118.0 million and outstanding letters of credit with an aggregate face amount of $1.4 million.

The facility contains a number of customary restrictions on our business and also includes various financial covenants, including maximum unencumbered and total leverage ratios, a maximum secured indebtedness ratio, a minimum fixed charge coverage ratio and a minimum unencumbered interest coverage ratio. The facility also contains customary affirmative covenants and events of default, including a cross default to our other material indebtedness and the occurrence of a change of control. If a material default under the facility were to arise, our ability to pay dividends is limited to the amount necessary to maintain our status as a REIT unless the default is a payment default or bankruptcy event in which case we are prohibited from paying any dividends. The facility is guaranteed on an unsecured senior basis by the same subsidiaries which guaranty our senior notes and term loan facilities.

Term Loans

Our $250.0 million unsecured term loan bears interest, at our option, at the base rate plus a margin of 0.00% to 0.80% or one month LIBOR plus a margin of 0.90% to 1.80%, depending on the credit ratings of our senior notes, and matures on February 13, 2019. In connection with the interest rate swaps discussed below, we have elected, and will continue to elect, the one month LIBOR option, which as of December 31, 2016 resulted in a margin of 2.62%. The loan agreement also calls for other customary fees and charges. The loan agreement contains customary restrictions on our business, financial and affirmative covenants and events of default and remedies which are generally the same as those provided in our $850.0 million revolving credit facility.

In December 2015, we entered into an unsecured delayed draw term loan facility pursuant to which we could borrow up to $300.0 million in aggregate principal amount in one or more borrowings and which has a maturity date of December 2, 2020. As of December 31, 2016, we had drawn $300.0 million against the facility. At our request, the principal amount of the facility may be increased up to an aggregate of $500.0 million, subject to the availability of additional commitments from lenders. Borrowings under the facility will bear interest, at our option, at one-month, two-month, three-month or six-month LIBOR plus 0.90% to 1.75%, depending on the credit ratings of our senior notes, which as of December 31, 2016 resulted in an effective interest rate of 1.71%. The loan agreement also calls for other customary fees and charges. The loan agreement contains customary restrictions on our business, financial and affirmative covenants, events of default and remedies which are generally the same as those provided in our $850.0 million revolving credit facility and $250.0 million term loan facility.

Interest Rate Swaps

As of December 31, 2016 and 2015, we had three interest rate swaps which convert the LIBOR rate applicable to our $250.0 million term loan to a fixed interest rate, providing an effective weighted average fixed interest rate under the loan agreement of 2.62% per annum. The interest rate swaps are designated and qualified as cash flow hedges and have been recorded at fair value. The interest rate swap agreements mature on February 13, 2019, which is the maturity date of the term loan. As of December 31, 2016 and 2015, the fair value of one of our interest rate swaps consisted of an asset of $200,000 and $217,000, respectively, which is included in other assets in our consolidated balance sheets, while the fair value of the two remaining interest rate swaps consisted of a liability of $1.2 million and $2.0 million, respectively, which is included in accounts payable and accrued expenses in our consolidated balance sheets. The effective portion of changes in fair value of the interest rate swaps associated with our cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into interest expense as interest is incurred on the related variable rate debt. Within the next 12 months, we expect to reclassify $1.3 million as an increase to interest expense.

As of December 31, 2015, we had entered into a forward starting interest rate swap with a notional amount of $50.0 million to mitigate the risk of adverse fluctuations in interest rates with respect to fixed rate indebtedness expected to be issued in 2016. The forward starting interest rate swap had a mandatory settlement date of October 4, 2016 and could be settled at any time prior to that date. The forward starting interest rate swap was designated and qualified as a cash flow hedge and recorded at fair value. As of December 31, 2015, the fair value of our forward starting interest rate swap consisted of an asset of $618,000, which is included in other assets in our consolidated balance sheet. In February 2016, we terminated and settled the forward starting interest rate swap in connection with the pricing of our $200.0 million senior notes due 2026, resulting in a cash payment of $3.1 million to the counterparty. The settlement value of the forward starting interest rate swap, which is reflected in accumulated other comprehensive loss, will amortize through interest expense over the life of the senior notes that were issued in May 2016. Within the next 12 months, we expect to reclassify $308,000 as an increase to interest expense.

Principal maturities of borrowings outstanding as of December 31, 2016, including mortgage loans, senior notes, term loans and the revolving credit facility are as follows:

Year Ending December 31,	Amount
(In thousands)
2017	$6,567
2018	89,271
2019	273,872
2020	305,471
2021	135,979
Thereafter	612,486

Total	$1,423,646

Interest costs incurred, excluding amortization and accretion of discounts and premiums and deferred financing costs, were $49.0 million, $59.0 million and $71.4 million in the years ended December 31, 2016, 2015 and 2014, respectively, of which $2.5 million, $4.8 million and $5.0 million, respectively, were capitalized.

13.	Other Liabilities

The following is a summary of the composition of other liabilities included in the consolidated balance sheets:

	December 31,
	2016	2015
	(In thousands)
Lease intangible liabilities, net	$151,761	$159,665
Prepaid rent	10,468	9,361
Other	986	677

Total other liabilities	$163,215	$169,703

As of December 31, 2016 and 2015, the gross carrying amount of our lease intangible liabilities, which are composed of below-market leases, was $243.4 million and $240.1 million, respectively, and the accumulated amortization was $91.6 million and $80.5 million, respectively.

Included in the consolidated statements of income as an increase to minimum rent for the years ended December 31, 2016, 2015 and 2014 is $15.3 million, $16.1 million and $22.3 million, respectively, of accretion related to lease intangible liabilities.

As of December 31, 2016, the estimated accretion of lease intangible liabilities for the next five years is as follows:

Year Ending December 31,	Amount
(In thousands)
2017	$14,941
2018	12,740
2019	11,416
2020	10,601
2021	10,251

14.	Income Taxes

We elected to be taxed as a REIT under the Code, commencing with our taxable year ended December 31, 1995. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we currently distribute at least 90% of our REIT taxable income (excluding net capital gains) to our stockholders. The difference between net income available to common stockholders for financial reporting purposes and taxable income before dividend deductions relates primarily to temporary differences, such as real estate depreciation and amortization, deduction of deferred compensation and deferral of gains on sold properties utilizing like kind exchanges. Also, at least 95% of our gross income in any year must be derived from qualifying sources. It is our intention to adhere to the organizational and operational requirements to maintain our REIT status. As a REIT, we generally will not be subject to corporate level federal income tax, provided that distributions to our stockholders equal at least the amount of our taxable income (including net capital gains). We distributed sufficient taxable income for the year ended December 31, 2016; therefore, we anticipate that no federal income or excise taxes will be incurred. We distributed sufficient taxable income for the years ended December 31, 2015 and 2014; therefore, no federal income or excise taxes were incurred. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if we qualify for taxation as a REIT, we may be subject to state income or franchise taxes in certain states in which some of our properties are located and excise taxes on our undistributed taxable income. We are required to pay U.S. federal and state income taxes on our net taxable income, if any, from the activities conducted by our TRSs. Accordingly, the only provision for federal and state income taxes in our consolidated financial statements relates to our consolidated TRSs.

Further, we believe that we have appropriate support for the tax positions taken on our tax returns and that our accruals for tax liabilities are adequate for all years still subject to tax audit, which include all years after 2012.

The following table reconciles GAAP net income to taxable income:

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
GAAP net income attributable to Equity One	$72,840	$65,453	$48,897
Net income attributable to taxable REIT subsidiaries	(2,239)	(411)	(1,214)

GAAP net income from REIT operations	70,601	65,042	47,683
Book/tax differences:
Joint ventures	4,019	(1,653)	(2,403)
Depreciation	24,436	15,809	21,712
Sale of property	(11,299)	(12,031)	(12,533)
Exercise of stock options and restricted shares	(2,280)	371	(3,387)
Interest expense	928	2,544	1,908
Deferred/prepaid/above and below-market rents, net	(4,499)	(4,487)	(7,907)
Impairment losses	3,121	12,109	21,620
Inclusion from foreign taxable REIT subsidiary	4,204	2,975	—
Brownfield tax credits (see Note 11)	1,817	5,450	9,225
Amortization	(989)	(1,696)	(842)
Acquisition costs	9,743	1,372	1,771
Other, net	(785)	1,109	(1,671)

Adjusted taxable income (1)	$99,017	$86,914	$75,176

(1)	Adjusted taxable income subject to 90% dividend requirements.

The following summarizes the tax status of dividends paid:

	Year Ended December 31,
	2016	2015	2014
Dividend paid per share	$0.88	$0.88	$0.88
Ordinary income	78.50%	79.98%	68.84%
Return of capital	21.50%	20.02%	28.51%
Capital gains	—	—	2.65%

Taxable REIT Subsidiaries

We are required to pay U.S. federal and state income taxes on our net taxable income, if any, from the activities conducted by our TRSs, which include IRT Capital Corporation II (“IRT”), DIM Vastgoed N.V. (“DIM”) and C&C Delaware, Inc. During August 2015, another TRS, Southeast US Holdings, B.V., merged into DIM. Although DIM is organized under the laws of the Netherlands, it pays U.S. corporate income tax based on its operations in the United States. Pursuant to the tax treaty between the U.S. and the Netherlands, DIM is entitled to the avoidance of double taxation on its U.S. income. Thus, it pays no income taxes in the Netherlands.

Income taxes have been provided for on the asset and liability method as required by the Income Taxes Topic of the FASB ASC. Under the asset and liability method, deferred income taxes are recognized for the temporary differences between the financial reporting bases and the tax bases of the TRS assets and liabilities. A deferred tax asset valuation allowance is recorded when it has been determined that it is more-likely-than-not that the deferred tax asset will not be realized. If a valuation allowance is needed, a subsequent change in circumstances in future periods that causes a change in judgment about the realization of the related deferred tax amount could result in the reversal of the deferred tax valuation allowance.

Our total pre-tax income and income tax benefit (provision) relating to our TRSs and taxable entities which have been consolidated for accounting reporting purposes are summarized as follows:

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
U.S. income before income taxes	$3,727	$168	$2,212
Foreign loss before income taxes	(3)	(613)	(190)

Income (loss) from continuing operations before income taxes	3,724	(445)	2,022
Less income tax (provision) benefit:
Current federal and state	(545)	(54)	10
Deferred federal and state	(940)	910	(860)

Total income tax (provision) benefit	(1,485)	856	(850)

Income from continuing operations from taxable REIT subsidiaries	2,239	411	1,172
Income from discontinued operations from taxable REIT subsidiaries, net of tax	—	—	42

Net income from taxable REIT subsidiaries	$2,239	$411	$1,214

We recorded no tax provision from discontinued operations for the years ended December 31, 2016 and December 31, 2015 and $27,000 during the year ended December 31, 2014. The tax provisions relate to taxable income generated by the disposition of properties.

The total income tax benefit (provision) differs from the amount computed by applying the statutory federal income tax rate to net income before income taxes as follows:

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Federal (provision) benefit at statutory tax rate (1)	$(1,316)	$767	$(681)
State taxes, net of federal (provision) benefit	(136)	99	(80)
Foreign tax rate differential	—	—	(19)
Other	(33)	(10)	(63)
Valuation allowance increase	—	—	(7)

Total income tax (provision) benefit from continuing operations	(1,485)	856	(850)
Income tax provision from discontinued operations	—	—	(27)

Total income tax (provision) benefit	$(1,485)	$856	$(877)

(1)	Rate of 34% or 35% used, dependent on the taxable income levels of our TRSs.

Our deferred tax assets and liabilities were as follows:

	December 31,
	2016	2015
	(In thousands)
Deferred tax assets:
Disallowed interest	$2,594	$2,719
Net operating loss	662	1,675
Other	633	673

Total deferred tax assets	3,889	5,067
Deferred tax liabilities:
Other real estate investments	(14,144)	(14,009)
Mortgage revaluation	—	(168)
Other	(5)	(242)

Total deferred tax liabilities	(14,149)	(14,419)

Net deferred tax liability	$(10,260)	$(9,352)

As of December 31, 2016, the net deferred tax liability of $10.3 million consisted of a $3.8 million deferred tax asset associated with IRT included in other assets in the accompanying consolidated balance sheet and a $14.1 million deferred tax liability associated with DIM. As of December 31, 2015, the net deferred tax liability of $9.4 million consisted of a $3.9 million deferred tax asset associated with IRT included in other assets in the accompanying consolidated balance sheet and a $13.3 million deferred tax liability associated with DIM.

The tax deduction for interest paid by the TRS to the REIT is subject to certain limitations pursuant to U.S. federal tax law. Such interest may only be deducted in any tax year in which the TRS’ income exceeds certain thresholds. Such disallowed interest may be carried forward and utilized in future years, subject to the same limitation. As of December 31, 2016, IRT had approximately $6.9 million of disallowed interest carryforwards, with a tax value of $2.6 million, which do not expire. IRT expects to realize the benefits of its net deferred tax asset of approximately $3.8 million as of December 31, 2016, primarily from identified tax planning strategies, as well as projected taxable income. Since acquiring IRT on February 12, 2003, we have filed our tax returns consistent with our intent for IRT to be taxed as a TRS for federal income tax purposes. We recently identified that there is no evidence that a valid TRS election was filed with the IRS when we acquired IRT. The IRS has agreed that the appropriate curative action for this missed election is to request a private letter ruling pursuant to IRS regulation section 301.9100-3 to grant us additional time to file a joint election to treat IRT as a TRS. Based on our discussions with the IRS and the items they have specifically requested and management has agreed to provide, including the administrative practice by the IRS of granting relief in these matters, we are at a more-likely-than-not position that the IRS will grant us relief and no valuation allowance is necessary to be placed on IRT’s deferred tax assets. In the event such relief is not obtained, Equity One would still continue to qualify as a REIT. As of December 31, 2016, IRT had federal and state net operating loss carryforwards of approximately $1.8 million and $1.5 million, respectively, which begin to expire in 2030.

15.	Noncontrolling Interests

CapCo

In 2011, we acquired a controlling ownership interest in C&C (US) No. 1, Inc., which we refer to as CapCo, through a joint venture with Liberty International Holdings Limited (“LIH”). At the time of the acquisition, CapCo, which was previously wholly-owned by LIH, owned a portfolio of 13 properties in California totaling approximately 2.6 million square feet of GLA. Upon consolidation, we recorded $206.1 million of noncontrolling interest, which represented the fair value of the portion of CapCo’s equity that we did not own upon acquisition, which is reflected as permanent equity in the equity section of our consolidated balance sheet as of December 31, 2015.

At the closing of the transaction, LIH contributed all of the outstanding shares of CapCo’s common stock to the joint venture in exchange for 11.4 million Class A Shares in the joint venture, representing an approximate 22% interest in the joint venture, and we contributed a shared appreciation promissory note to the joint venture in the amount of $600.0 million and an additional

$84.3 million in exchange for an approximate 78% interest in the joint venture consisting of Class A Shares and Class B Shares. The joint venture shares received by LIH were redeemable for cash or, solely at our option, our common stock on a one-for-one basis, subject to certain adjustments. LIH’s ability to participate in the earnings of CapCo was limited to their right to receive distributions payable on their Class A Shares. These distributions consisted of a non-elective distribution equivalent to the dividend paid on our common stock and, if the return on our Class B Shares exceeded a certain threshold, a voluntary residual distribution paid on both Class A Shares and Class B Shares. As such, earnings attributable to the noncontrolling interest as reflected in our consolidated statement of income were limited to distributions made to LIH on its Class A joint venture shares.

In January 2016, LIH exercised its redemption right with respect to all of its outstanding Class A Shares in the CapCo joint venture, and we elected to satisfy the redemption through the issuance of approximately 11.4 million shares of our common stock to LIH. LIH subsequently sold the shares of common stock in a public offering that closed on January 19, 2016. As a result, we now own 100% of CapCo and LIH holds no remaining interests in the Company or our subsidiaries. Prior to the redemption, we also repaid the $600.0 million shared appreciation promissory note to the joint venture.

We did not make any distributions to LIH for the year ended December 31, 2016. Distributions to LIH for the years ended December 31, 2015 and 2014 were $10.0 million, which were equivalent to the per share dividends declared on our common stock.

16.	Stockholders’ Equity and Earnings Per Share

During each quarter of 2016, our Board of Directors declared cash dividends of $0.22 per share on our common stock. These dividends were paid in March, June, September and December 2016. Pursuant to the terms of the Merger Agreement, we are expected to continue our ordinary course dividend policy during the pendency of the merger.

In August 2016, we entered into distribution agreements with various financial institutions as part of our implementation of a new continuous equity offering program (“ATM Program”) under which we may sell up to 8.5 million shares of our common stock, par value of $0.01 per share. The ATM Program replaces our prior continuous equity offering program, and the related distribution agreements supersede the agreements under the prior program. Pursuant to the respective distribution agreements, we may sell shares of our common stock in various forms of negotiated transactions in which the financial institutions will act as our agents for the offer and sale of the shares, and the respective agent arranging such a sale will be entitled to a commission of no more than 2.0% of the gross proceeds from each transaction. Concurrently, we entered into master forward sale confirmations with four of the financial institutions under which we may enter into forward sale agreements for shares of our common stock. Pursuant to the respective distribution agreements and master forward sale confirmations, the respective agent arranging a forward sale will be entitled to a commission of no more than 2.0% of the proceeds from the sale of such shares in the form of a reduced initial forward sale price. Additionally, although we expect to physically settle any forward sale agreement entered into as part of the offering, the agreements provide that we may elect to cash settle or net share settle such transactions. Under the ATM Program, we have no obligation to sell any shares of our common stock pursuant to the distribution agreements and may terminate one or all of the distribution agreements at our discretion.

Concurrent with the execution of the distribution agreements, we also entered into a common stock purchase agreement with MGN America, LLC (“MGN”), an affiliate of Gazit, which may be deemed to be controlled by Chaim Katzman, the Chairman of our Board of Directors. Pursuant to this agreement, MGN has the option to purchase directly from us in private placements up to 20% of the number of shares of common stock sold by us pursuant to the distribution agreements (excluding any shares sold pursuant to any forward sale agreements unless otherwise agreed to in writing by us and MGN) during each calendar quarter, up to an aggregate maximum of 1.4 million shares over the duration of the ATM Program, at a per share purchase price equal to the volume weighted average gross price per share of the shares sold under the distribution agreements during the applicable quarter.

During the year ended December 31, 2016, we issued an aggregate of 3.7 million shares of our common stock under the current and prior continuous equity offering programs at a weighted average price of $30.23 per share for cash proceeds of approximately $112.9 million before expenses. The commissions paid to distribution agents during the year ended December 31, 2016 were approximately $1.4 million. During the year ended December 31, 2016, we did not enter into any forward sale agreements for sales of our common stock, and MGN did not purchase any of the shares issued under the current and prior continuous equity offering programs. As of December 31, 2016, the remaining capacity under the current ATM Program was approximately 7.5 million shares of our common stock. As of November 14, 2016, in connection with the Merger Agreement, we have ceased any further issuances of common stock under the ATM Program and common stock purchase agreement with MGN.

In March 2015, we completed an underwritten public offering and concurrent private placement totaling 4.5 million shares of our common stock at a price to the public and in the private placement of $27.05 per share. In the concurrent private placement, 600,000 shares were purchased by Gazit First Generation LLC, an affiliate of Gazit, which may be deemed to be controlled by Chaim Katzman, the Chairman of our Board of Directors. The offerings generated net proceeds to us of approximately $121.3 million before expenses. The stock issuance costs and underwriting discounts were approximately $589,000. We used the net proceeds to fund the redemption of our 5.375% senior notes due October 2015 and for general corporate purposes, including the repayment of other secured and unsecured debt.

In September 2014, we completed an underwritten public offering and concurrent private placement totaling 4.5 million shares of our common stock at a price to the public and in the private placement of $23.30 per share. In the concurrent private placement, 675,000 shares were purchased by Gazit First Generation LLC. The offerings generated net proceeds to us of approximately $104.6 million before expenses. The stock issuance costs and underwriting discounts were approximately $561,000. We used the net proceeds to fund development and redevelopment activities, to repay secured and unsecured debt and for general corporate purposes.

Earnings per Share

The following summarizes the calculation of basic and diluted earnings per share (“EPS”) and provides a reconciliation of the amounts of net income available to common stockholders and shares of common stock used in calculating basic and diluted EPS:

	Year Ended December 31,
	2016	2015	2014
	(In thousands, except per share amounts)
Income from continuing operations	$72,840	$75,467	$58,134
Net income attributable to noncontrolling interests - continuing operations	—	(10,014)	(12,206)

Income from continuing operations attributable to Equity One, Inc.	72,840	65,453	45,928
Allocation of continuing income to participating securities	(362)	(423)	(1,759)

Income from continuing operations available to common stockholders	72,478	65,030	44,169
Income from discontinued operations	—	—	2,957
Net loss attributable to noncontrolling interests - discontinued operations	—	—	12

Income from discontinued operations available to common stockholders	—	—	2,969

Net income available to common stockholders	$72,478	$65,030	$47,138

Weighted average shares outstanding – Basic	142,492	127,957	119,403
Convertible units held by LIH using the if-converted method	372	—	—
Stock options using the treasury method	108	119	222
Non-participating restricted stock using the treasury method	10	10	40
Long term incentive plan shares using the treasury method	185	74	60

Weighted average shares outstanding – Diluted	143,167	128,160	119,725

Basic earnings per share available to common stockholders:
Continuing operations	$0.51	$0.51	$0.37
Discontinued operations	—	—	0.02

Earnings per common share — Basic	$0.51	$0.51	$0.39

Diluted earnings per share available to common stockholders:
Continuing operations	$0.51	$0.51	$0.37
Discontinued operations	—	—	0.02

Earnings per common share — Diluted	$0.51	$0.51	$0.39

No shares of common stock issuable upon the exercise of outstanding options were excluded from the computation of diluted EPS for the years ended December 31, 2016 and 2015 as the prices applicable to all options then outstanding were less than the average market price of our common shares during the respective periods. The computation of diluted EPS for the year ended December 31, 2014 did not include 532,000 shares of common stock issuable upon the exercise of outstanding options, at prices ranging from $24.12 to $26.66, because the option prices were greater than the average market price of our common shares during the period.

The computation of diluted EPS for the years ended December 31, 2015 and 2014 did not include the 11.4 million joint venture units held by LIH as of such date, which were redeemable by LIH for cash or, solely at our option, shares of our common stock on a one-for-one basis, subject to certain adjustments. These convertible units were not included in the diluted weighted average share count because their inclusion would have been anti-dilutive. In January 2016, LIH exercised its redemption right for all of their convertible units. See Note 15 for further discussion.

17.	Share-Based Payments

The Equity One Amended and Restated 2000 Executive Incentive Compensation Plan (the “2000 Plan”) provides for grants of stock options, stock appreciation rights, restricted stock, and deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property. The persons eligible to receive an award under the 2000 Plan are our officers, directors, employees and independent contractors. The total number of shares of common stock that may be issuable under the 2000 Plan is 13.5 million shares, plus (i) the number of shares with respect to which options previously granted under the 2000 Plan that terminate without being exercised, and (ii) the number of shares that are surrendered in payment of the exercise price for any awards or any tax withholding requirements. The 2000 Plan will terminate on the earlier of May 2, 2021 or the date on which all shares reserved for issuance under the 2000 Plan have been issued. As of December 31, 2016, 5.6 million shares were available for issuance.

Stock Options

The following table presents information regarding stock option activity during the year ended December 31, 2016:

	Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(In thousands)		(In years)	(In thousands)
Outstanding at beginning of the year	651	$20.72
Exercised	(451)	$19.77

Outstanding at end of the year	200	$22.87	7.4	$1,564

Exercisable at end of the year	100	$22.87	7.4	$782

The total cash or other consideration received from options exercised during the years ended December 31, 2016, 2015 and 2014 was $8.9 million, $3.0 million and $40.4 million, respectively. The total intrinsic value of options exercised during the years ended December 31, 2016, 2015 and 2014 was $4.9 million, $1.5 million and $6.1 million, respectively.

During the year ended December 31, 2014, the fair value of the 200,000 options granted was estimated on the grant date using the Black-Scholes-Merton pricing model with the following assumptions:

Dividend yield	3.8%
Risk-free interest rate	2.0%
Expected option life	6.3 years
Expected volatility	39.8%

The options were granted with an exercise price equivalent to the current stock price on the grant date. No options were granted during the years ended December 31, 2016 and 2015.

Pursuant to, and as further described in the Merger Agreement, each option to purchase shares of our common stock, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time will vest in full and be converted into the right to receive an amount in cash equal to the excess of (i)(x) the value of a share of Regency Common Stock as of the last complete trading day prior to the closing multiplied by (y) the Exchange Ratio, over (ii) the exercise price of such stock option.

Restricted Stock

The following table presents information regarding restricted stock activity during the year ended December 31, 2016:

	Shares	Weighted Average Grant-Date Fair Value
	(In thousands)
Unvested at beginning of the year	410	$23.72
Granted (1)	186	$28.33
Vested	(267)	$25.24
Forfeited or cancelled	(36)	$26.50

Unvested at end of the year	293	$24.92

(1)	Includes 56,000 shares of restricted stock that were granted to certain executives in December 2016 and were vested immediately in contemplation of the proposed merger with Regency.

The weighted average grant-date fair value of restricted stock granted during the years ended December 31, 2015 and 2014 was $23.63 and $22.95, respectively. Shares of restricted stock granted during the year ended December 31, 2016 are subject to forfeiture and vest over periods from 0 to 4 years. We measure compensation expense for restricted stock awards based on the fair value of our common stock at the date of grant and charge such amounts to expense ratably over the vesting period on a straight-line basis. During the year ended December 31, 2016, the total grant-date value of the approximately 267,000 shares of restricted stock that vested was approximately $6.7 million.

Pursuant to, and as further described in the Merger Agreement, each award of restricted shares of our common stock that is outstanding immediately prior to the Effective Time will be assumed by Regency and will be converted into an award of restricted shares of Regency Common Stock with respect to a number of shares of Regency Common Stock (“Regency Restricted Stock Award”) equal to the product obtained by multiplying the number of shares of our common stock subject to such restricted stock award as of immediately prior to the Effective Time by the Exchange Ratio, with restricted stock held by our directors and employees whose employment is expected to be terminated as of the Effective Time vesting in full. The Regency Restricted Stock Awards that do not vest as of the Effective Time will continue to have the same terms and conditions as the restricted stock award to which it relates, except that in the event a holder’s employment with Regency is terminated by Regency without cause, by the holder for good reason, or due to the holder’s death or disability, the Regency Restricted Stock Award will vest in full as of the date of the applicable termination.

Long Term Incentive Plan Awards

In connection with the execution of certain executive employment agreements in 2014 and 2015, we granted Long Term Incentive Plan (“LTIP”) awards that provide each executive with a target number of shares of our common stock. The target number of shares for each executive is divided equally into four components, and the number of shares that will ultimately be issued under each component is based on our performance during each executive’s respective four-year employment period. The performance metrics for three of the components are based on our absolute total shareholder return (“Absolute TSR”), total shareholder return relative to specified peer companies (“Relative TSR”), and growth in core funds from operations per share (“Core FFO Growth”), while the performance under the fourth component will be determined by the compensation committee at its sole discretion. For each of these four components, the executive can earn 0%, 50%, 100%, or 200% of the portion of the target award allocated to such component based on our actual performance compared to specified targets assigned to each component. Shares earned pursuant to the LTIP awards will be issued to each executive following the completion of their respective 4-year performance period, subject to their continued employment through the end of such period. The aggregate number of target awards for these executives is 226,364 shares of our common stock.

The Absolute TSR and Relative TSR components of the LTIP awards are considered market-based awards. Accordingly, the probability of meeting the market criteria was considered when calculating the estimated fair value of the awards on the applicable grant dates using Monte Carlo simulations. Furthermore, compensation expense associated with these awards is being recognized over the requisite service period as long as the requisite service is provided, regardless of whether the market criteria are achieved and the awards are ultimately earned. The aggregate estimated fair value of these components on the respective grant dates was $2.2 million. The following summarizes the ranges of significant assumptions used in determining such values on the applicable grant dates:

Volatility of our common stock	21.9% - 24.3%
Volatility of the common stock of peer companies	13.7% - 28.6%
Risk-free interest rate	1.3% - 1.4%

The Recurring FFO Growth component of the LTIP awards is considered a performance-based award that is earned subject to future performance measurement. The awards were valued based on the fair value of our common stock on the respective grant dates less the present value of the dividends expected to be paid on our common stock during the requisite service period. Compensation expense associated with these awards is being recognized over the requisite service period based on management’s periodic estimate of the likelihood that the performance criteria will be met.

No compensation expense will be recognized for the discretionary component of the LTIP awards prior to the completion of the performance period.

Pursuant to, and as further described in the Merger Agreement, in addition, each LTIP award that is outstanding immediately prior to the Effective Time shall vest in full (based on the actual achievement of any applicable performance goals, and without proration) and be converted into a number of fully vested shares of Regency Common Stock equal to the product obtained by multiplying the number of shares of our common stock subject to such LTIP award immediately prior to the Effective Time by the Exchange Ratio.

2004 Employee Stock Purchase Plan

Our amended and restated Employee Stock Purchase Plan (the “ESPP”) provides a convenient means by which eligible employees could purchase shares of our common stock on a quarterly basis through payroll deductions and voluntary cash investments. Under the ESPP, the quarterly purchase price per share paid by employees is 85% of the average closing price per share of our common stock on the five trading days that immediately precede the last trading day of the quarter, provided, however, that in no event may the purchase price be less than the lower of (i) 85% of the closing price on the first trading day of the quarter or (ii) 85% of the closing price on the last trading day of the quarter. Shares purchased under the amended and restated ESPP are subject to a six-month holding requirement, subject to exceptions for hardship.

Discounts offered to participants under our 2004 Employee Stock Purchase Plan represent the difference between the market value of our stock on the purchase date and the purchase price of shares as provided under the plan.

Effective January 1, 2017, due to the proposed Merger with Regency described in Note 2, employees will not be eligible to further enroll or purchase shares of our common stock under the ESPP.

Share-Based Compensation Expense

Share-based compensation expense, which is included in general and administrative expenses in the accompanying consolidated statements of income, is summarized as follows:

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Restricted stock and long term incentive plan awards (1)	$6,565	$4,785	$6,818
Stock options	312	337	650
Employee stock purchase plan discount	40	36	30

Total equity-based compensation costs	6,917	5,158	7,498
Restricted stock classified as a liability	460	655	289

Total share-based compensation costs	7,377	5,813	7,787
Less: Amount capitalized	(147)	(553)	(520)
Less: Merger costs (1)	(1,067)	—	—

Net share-based compensation expense	$6,163	$5,260	$7,267

(1)	Includes $1.1 million of merger costs associated with the acceleration of restricted stock granted to certain executives in December 2016 in contemplation of the proposed merger with Regency that are attributable and will be recognized by the combined entity.

As of December 31, 2016, we had $6.5 million of total unrecognized compensation expense related to unvested and restricted share-based payment arrangements (unvested options, restricted shares and LTIPs) granted under our 2000 Plan. This expense is expected to be recognized over a weighted average period of 1.6 years.

401(k) Plan

We have a 401(k) defined contribution plan (the “401(k) Plan”) covering substantially all of our officers and employees which permits participants to defer compensation up to the maximum amount permitted by law. We match 100% of each employee’s contribution up to 3.0% of the employee’s annual compensation and, thereafter, match 50% of the next 3.0% of the employee’s annual compensation. Employees’ contributions and our matching contributions vest immediately. Our contributions to the 401(k) Plan for the years ended December 31, 2016, 2015 and 2014 were $469,000, $446,000 and $424,000, respectively.

18.	Future Minimum Rental Income

Our properties are leased to tenants under operating leases that expire at various dates through the year 2040. Future minimum rents under non-cancelable operating leases as of December 31, 2016, excluding tenant reimbursements of operating expenses and percentage rent based on tenants’ sales volume are as follows:

Year Ending December 31,	Amount
(In thousands)
2017	$267,418
2018	242,836
2019	213,912
2020	186,137
2021	157,826
Thereafter	685,182

Total	$1,753,311

19.	Commitments and Contingencies

As of December 31, 2016, we had provided letters of credit having an aggregate face amount of $1.4 million as additional security for financial and other obligations.

As of December 31, 2016, we have invested an aggregate of approximately $144.5 million in active development or redevelopment projects at various stages of completion and anticipate that these projects will require an additional $89.8 million to complete, based on our current plans and estimates, which we anticipate will be primarily expended over the next two to three years. We have other significant projects for which we expect to expend an additional $13.7 million in the next one to two years based on our current plans and estimates. These capital expenditures are generally due as the work is performed and are expected to be financed by funds available under our revolving credit facility, proceeds from property dispositions and available cash.

We are subject to litigation in the normal course of business. However, we do not believe that any of the litigation outstanding as of December 31, 2016 will have a material adverse effect on our financial condition, results of operations or cash flows.

Certain of our shopping centers are subject to non-cancelable long-term ground leases that expire at various dates through the year 2076 and in most cases provide for renewal options. In addition, we have non-cancelable operating leases for office space and equipment that expire at various dates through the year 2021. As of December 31, 2016, future minimum rental payments under non-cancelable operating leases are as follows:

Year Ending December 31,	Amount
(In thousands)
2017	$1,722
2018	1,753
2019	1,752
2020	1,663
2021	1,189
Thereafter	33,941

Total	$42,020

During the years ended December 31, 2016, 2015 and 2014, we recognized approximately $1.7 million, $1.6 million and $1.5 million, respectively, of rental expense related to our non-cancelable operating leases.

20.	Environmental Matters

We are subject to numerous environmental laws and regulations. The operation of dry cleaning and gas station facilities at our shopping centers are the principal environmental concerns. We require that the tenants who operate these facilities do so in material compliance with current laws and regulations and we have established procedures to monitor dry cleaning operations. Where available, we have applied and been accepted into state sponsored environmental programs. Several properties in the portfolio will require or are currently undergoing varying levels of environmental remediation. We have environmental insurance policies covering most of our properties which limits our exposure to some of these conditions, although these policies are subject to limitations and environmental conditions known at the time of acquisition are typically excluded from coverage. Management believes that the ultimate disposition of currently known environmental matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

21.	Fair Value Measurements

Recurring Fair Value Measurements

As of December 31, 2016 and 2015, we had three interest rate swap agreements with a notional amount of $250.0 million that are measured at fair value on a recurring basis. As of December 31, 2016 and 2015, the fair value of one of our interest rate swaps consisted of an asset of $200,000 and $217,000, respectively, which is included in other assets in our consolidated balance sheets, while the fair value of the two remaining interest rate swaps consisted of a liability of $1.2 million and $2.0 million, respectively, which is included in accounts payable and accrued expenses in our consolidated balance sheets. The net unrealized loss on our interest rate derivatives, included in accumulated other comprehensive loss, was $2.9 million and $910,000 for the years ended December 31, 2016 and 2015, respectively.

Additionally, as of December 31, 2015, we had a forward starting interest rate swap with a notional amount of $50.0 million and the fair value of our forward starting interest rate swap consisted of an asset of $618,000, which is included in other assets in our consolidated balance sheets. The forward starting interest rate swap was terminated and settled in February 2016. See Note 12 for further discussion.

The fair values of the interest rate swaps are based on the estimated amounts we would receive or pay to terminate the contract at the reporting date and are determined using interest rate pricing models and observable inputs. The interest rate swaps are classified within Level 2 of the valuation hierarchy.

The following are assets and liabilities measured at fair value on a recurring basis as of December 31, 2016 and 2015:

	Fair Value Measurements
	Total	Level 1	Level 2	Level 3
	(In thousands)
December 31, 2016
Interest rate derivatives:
Classified as an asset in other assets	$200	$—	$200	$—
Classified as a liability in accounts payable and accrued expenses	$1,150	$—	$1,150	$—

December 31, 2015
Interest rate derivatives:
Classified as an asset in other assets	$835	$—	$835	$—
Classified as a liability in accounts payable and accrued expenses	$1,991	$—	$1,991	$—

Valuation Methods

The fair values of our interest rate swaps were determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of the derivative financial instrument. This analysis reflected the contractual terms of the derivative, including the period to maturity, and used observable market-based inputs, including interest rate market data and implied volatilities in such interest rates. While it was determined that the majority of the inputs used to value the derivatives fall within Level 2 of the fair value hierarchy under authoritative accounting guidance, the credit valuation adjustments associated with the derivatives also utilized Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default. However, as of December 31, 2016, the significance of the impact of the credit valuation adjustments on the overall valuation of the derivative financial instruments was assessed and it was determined that these adjustments were not significant to the overall valuation of the derivative financial instruments. As a result, it was determined that the derivative financial instruments in their entirety should be classified in Level 2 of the fair value hierarchy. The net unrealized loss included in other comprehensive gain/loss was primarily attributable to the net change in unrealized gains or losses related to the interest rate swaps that remained outstanding as of December 31, 2016, none of which were reported in the consolidated statements of income because they were documented and qualified as hedging instruments and there was no ineffectiveness in relation to the hedges.

Non-Recurring Fair Value Measurements

During 2016, we recorded an impairment loss of $3.1 million, consisting of $2.5 million related to an operating property sold and $667,000 related to our equity investment in a joint venture. See Note 6 for further discussion.

The following table presents our hierarchy for those assets measured and recorded at fair value on a non-recurring basis as of December 31, 2015:

Assets:	Total	Level 1	Level 2	Level 3		Total Losses(1)
	(In thousands)
Operating properties held and used	$700	$—	$—	$700	(2)	$1,579
Land held and used	8,550	—	—	8,550	(3)	3,667

Total	$9,250	$—	$—	$9,250		$5,246

(1)	Total losses exclude impairments of $11.3 million recognized related to properties sold during the year ended December 31, 2015 and a goodwill impairment loss of $200,000 related to an operating property. See Note 6 for further discussion.
(2)	Represents the fair value of the property on the date it was impaired during the fourth quarter of 2015.
(3)	Impairments were recognized on a land parcel due to our reconsideration of our plans which increased the likelihood that the holding period may be shorter than previously estimated due to updated disposition plans and on another land parcel due to the total projected undiscounted cash flows being less than its carrying value.

On a non-recurring basis, we evaluate the carrying value of investment property and investments in and advances to unconsolidated joint ventures, when events or changes in circumstances indicate that the carrying value may not be recoverable. Impairments, if any, typically result from values established by Level 3 valuations. The carrying value of a property is considered impaired when the total projected undiscounted cash flows from the property are separately identifiable and are less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the property as determined by purchase price offers or by discounted cash flows using the income or market approach. These cash flows are comprised of unobservable inputs which include contractual rental revenue and forecasted rental revenue and expenses based upon market conditions and expectations for growth. Capitalization rates and discount rates utilized in these models are based upon observable rates that we believe to be within a reasonable range of current market rates for the respective properties. Based on these inputs, we determined that the valuation of these investment properties and investments in unconsolidated joint ventures are classified within Level 3 of the fair value hierarchy.

The following are ranges of key inputs used in determining the fair value of income producing properties measured using Level 3 inputs:

December 31, 2015
Overall capitalization rates	10.0%
Terminal capitalization rates	10.5%
Discount rates	12.5%

During the year ended December 31, 2015, we recognized $1.6 million of impairment losses on operating properties. The estimated fair values related to the impairment assessments were primarily based on discounted cash flow analyses and, therefore, are classified within Level 3 of the fair value hierarchy.

During the year ended December 31, 2015, we recognized impairment losses of $3.7 million on land parcels. The estimated fair values related to the impairment assessments were based on appraisals and, therefore, are classified within Level 3 of the fair value hierarchy.

We also performed annual, or more frequent in certain circumstances, impairment tests of our goodwill. Impairments, if any, resulted from values established by Level 3 valuations. We estimated the fair value of the reporting unit using discounted projected future cash flows, which approximated a current sales price. If the results of this analysis indicated that the carrying value of the reporting unit exceeded its fair value, an impairment was recognized to reduce the carrying value of the goodwill to fair value. During the year ended December 31, 2015, we recognized a goodwill impairment loss of $200,000.

22.	Fair Value of Financial Instruments

All financial instruments are reflected in our consolidated balance sheets at amounts which, in our estimation, reasonably approximates their fair values, except for the following:

	December 31, 2016		December 31, 2015
	Carrying Amount (1)	Fair Value	Carrying Amount (1)	Fair Value
	(In thousands)
Financial liabilities:
Mortgage loans	$254,144	$258,219	$283,459	$296,067
Senior notes	$496,242	$507,672	$515,372	$528,041
Term loans	$547,252	$550,271	$471,891	$475,393

(1)	The carrying amount consists of principal, net of unamortized deferred financing costs and premium/discount.

The above fair values approximate the amounts that would be paid to transfer those liabilities in an orderly transaction between market participants as of December 31, 2016 and December 31, 2015. These fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the liability at the measurement date, the fair value measurement reflects our judgments about the assumptions that market participants would use in pricing the liability.

We develop our judgments based on the best information available at the measurement date, including expected cash flows, risk-adjusted discount rates, and available observable and unobservable inputs. As considerable judgment is often necessary to estimate the fair value of these financial instruments, the fair values presented above are not necessarily indicative of amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.

The fair market value calculations of our debt as of December 31, 2016 and December 31, 2015 include assumptions as to the effects that prevailing market conditions would have on existing secured or unsecured debt. The calculations use a market rate spread over the risk-free interest rate. This spread is determined by using the remaining life to maturity coupled with loan-to-value considerations of the respective debt. Once determined, this market rate is used to discount the remaining debt service payments in an attempt to reflect the present value of this stream of cash flows. While the determination of the appropriate market rate is subjective in nature, recent market data gathered suggest that the composite rates used for mortgage loans, senior notes and term loans are consistent with current market trends.

The following methods and assumptions were used to estimate the fair value of these financial instruments:

Mortgage Loans

The fair value of our mortgage loans is estimated by discounting future cash flows of each instrument at rates that reflect the current market rates available to us for debt of the same terms and maturities. Fixed rate loans assumed in connection with real estate acquisitions are recorded in the accompanying consolidated financial statements at fair value at the time the property is acquired. The fair value of the mortgage loans was determined using Level 2 inputs of the fair value hierarchy.

Senior Notes

The fair value of our senior notes is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to us for debt of the same remaining maturities. The fair value of the senior notes was determined using Level 2 inputs of the fair value hierarchy.

Term Loans

The fair value of our term loans is calculated based on the net present value of payments over the term of the loans using estimated market rates for similar notes and remaining terms. The fair value of the term loans was determined using Level 2 inputs of the fair value hierarchy.

Interest Rate Swap Agreements

We measure our interest rate swaps at fair value on a recurring basis. See Notes 12 and 21 for further discussion.

23.	Condensed Consolidating Financial Information

Many of our subsidiaries that are 100% owned, either directly or indirectly, have guaranteed our indebtedness under our senior notes, term loans and revolving credit facility. The guarantees are joint and several and full and unconditional.

The statements below set forth condensed consolidating financial information with respect to guarantors of our 3.75% senior notes due 2022 in accordance with SEC Regulation S-X Rule 3-10, Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered. Certain prior-period data have been reclassified to conform to the current period presentation, including the impact of changes in subsidiaries that guarantee these notes.

The following statements set forth consolidating financial information with respect to guarantors of our senior notes:

Condensed Consolidating Balance Sheet As of December 31, 2016	Equity One, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
	(In thousands)
ASSETS
Properties, net	$126,107	$1,512,625	$1,552,057	$—	$3,190,789
Investment in affiliates	2,787,777	—	—	(2,787,777)	—
Other assets	110,406	101,806	179,010	(87,407)	303,815

TOTAL ASSETS	$3,024,290	$1,614,431	$1,731,067	$(2,875,184)	$3,494,604

LIABILITIES
Total notes payable	$1,161,493	$24,414	$315,748	$(86,017)	$1,415,638
Other liabilities	22,510	66,994	150,565	(1,390)	238,679

TOTAL LIABILITIES	1,184,003	91,408	466,313	(87,407)	1,654,317
EQUITY	1,840,287	1,523,023	1,264,754	(2,787,777)	1,840,287

TOTAL LIABILITIES AND EQUITY	$3,024,290	$1,614,431	$1,731,067	$(2,875,184)	$3,494,604

Condensed Consolidating Balance Sheet As of December 31, 2015	Equity One, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
	(In thousands)
ASSETS
Properties, net	$137,695	$1,495,211	$1,435,613	$(83)	$3,068,436
Investment in affiliates	2,741,292	—	—	(2,741,292)	—
Other assets	403,661	94,018	802,755	(992,967)	307,467

TOTAL ASSETS	$3,282,648	$1,589,229	$2,238,368	$(3,734,342)	$3,375,903

LIABILITIES
Total notes payable	$1,683,262	$42,903	$574,495	$(933,938)	$1,366,722
Other liabilities	35,380	70,042	192,720	(59,112)	239,030

TOTAL LIABILITIES	1,718,642	112,945	767,215	(993,050)	1,605,752
EQUITY	1,564,006	1,476,284	1,471,153	(2,741,292)	1,770,151

TOTAL LIABILITIES AND EQUITY	$3,282,648	$1,589,229	$2,238,368	$(3,734,342)	$3,375,903

Condensed Consolidating Statement of Comprehensive Income for the year ended December 31, 2016	Equity One Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
	(In thousands)
Total revenue	$24,009	$193,193	$158,136	$—	$375,338
Equity in subsidiaries’ earnings	157,074	—	—	(157,074)	—
Total costs and expenses	48,283	99,707	89,468	(1,034)	236,424

INCOME BEFORE OTHER INCOME AND EXPENSE AND INCOME TAXES	132,800	93,486	68,668	(156,040)	138,914
Other income and (expense)	(59,834)	2,516	(5,328)	(1,943)	(64,589)

INCOME BEFORE INCOME TAXES	72,966	96,002	63,340	(157,983)	74,325
Income tax provision of taxable REIT subsidiaries	—	(143)	(1,342)	—	(1,485)

NET INCOME	72,966	95,859	61,998	(157,983)	72,840

Other comprehensive (loss) gain	(2,361)	—	126	—	(2,235)

COMPREHENSIVE INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$70,605	$95,859	$62,124	$(157,983)	$70,605

Condensed Consolidating Statement of Comprehensive Income for the year ended December 31, 2015	Equity One Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
	(In thousands)
Total revenue	$23,512	$182,424	$154,217	$—	$360,153
Equity in subsidiaries’ earnings	169,423	—	—	(169,423)	—
Total costs and expenses	45,115	91,708	87,110	(1,119)	222,814

INCOME BEFORE OTHER INCOME AND EXPENSE AND INCOME TAXES	147,820	90,716	67,107	(168,304)	137,339
Other income and (expense)	(82,436)	(3,183)	24,795	(1,904)	(62,728)

INCOME BEFORE INCOME TAXES	65,384	87,533	91,902	(170,208)	74,611
Income tax benefit (provision) of taxable REIT subsidiaries	—	1,618	(762)	—	856

NET INCOME	65,384	89,151	91,140	(170,208)	75,467

Other comprehensive loss	(910)	—	(69)	—	(979)

COMPREHENSIVE INCOME	64,474	89,151	91,071	(170,208)	74,488

Comprehensive income attributable to noncontrolling interests	—	—	(10,014)	—	(10,014)

COMPREHENSIVE INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$64,474	$89,151	$81,057	$(170,208)	$64,474

Condensed Consolidating Statement of Comprehensive Income for the year ended December 31, 2014	Equity One Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
	(In thousands)
Total revenue	$23,898	$181,030	$148,257	$—	$353,185
Equity in subsidiaries’ earnings	158,824	—	—	(158,824)	—
Total costs and expenses	50,548	94,237	88,194	(967)	232,012

INCOME BEFORE OTHER INCOME AND EXPENSE, INCOME TAXES AND DISCONTINUED OPERATIONS	132,174	86,793	60,063	(157,857)	121,173
Other income and (expense)	(83,650)	(6,717)	29,996	(1,818)	(62,189)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	48,524	80,076	90,059	(159,675)	58,984
Income tax provision of taxable REIT subsidiaries	—	(84)	(766)	—	(850)

INCOME FROM CONTINUING OPERATIONS	48,524	79,992	89,293	(159,675)	58,134
(Loss) income from discontinued operations	(19)	3,040	(72)	8	2,957

NET INCOME	48,505	83,032	89,221	(159,667)	61,091

Other comprehensive loss	(3,151)	—	(392)	—	(3,543)

COMPREHENSIVE INCOME	45,354	83,032	88,829	(159,667)	57,548

Comprehensive income attributable to noncontrolling interests	—	—	(12,194)	—	(12,194)

COMPREHENSIVE INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$45,354	$83,032	$76,635	$(159,667)	$45,354

Condensed Consolidating Statement of Cash Flows for the year ended December 31, 2016	Equity One, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
	(In thousands)
Net cash (used in) provided by operating activities	$(62,234)	$138,116	$111,754	$187,636

INVESTING ACTIVITIES:
Acquisition of income producing properties	—	(32,560)	(97,000)	(129,560)
Additions to income producing properties	(1,672)	(8,000)	(6,071)	(15,743)
Additions to construction in progress	(2,076)	(37,218)	(46,429)	(85,723)
Proceeds from sale of operating properties	9,819	9,749	—	19,568
Increase in deferred leasing costs and lease intangibles	(637)	(4,290)	(1,973)	(6,900)
Investment in joint ventures	—	—	(344)	(344)
Distributions from joint ventures	—	—	2,241	2,241
Repayments from subsidiaries, net	1,100	(48,884)	47,784	—

Net cash provided by (used in) investing activities	6,534	(121,203)	(101,792)	(216,461)

FINANCING ACTIVITIES:
Repayments of mortgage loans	—	(18,276)	(42,658)	(60,934)
Purchase of marketable securities for defeasance of mortgage loan	—	—	(66,447)	(66,447)
Borrowings under mortgage loans	—	—	98,537	98,537
Deposit for mortgage loan	—	—	1,898	1,898
Net borrowings under revolving credit facility	22,000	—	—	22,000
Borrowings under senior notes	200,000	—	—	200,000
Repayment of senior notes	(230,425)	—	—	(230,425)
Borrowings under term loan, net	75,000	—	—	75,000
Payment of deferred financing costs	(5,470)	—	(1,722)	(7,192)
Proceeds from issuance of common stock	122,045	—	—	122,045
Repurchase of common stock	(1,912)	—	—	(1,912)
Stock issuance costs	(1,940)	—	—	(1,940)
Dividends paid to stockholders	(126,508)	—	—	(126,508)

Net cash provided by (used in) financing activities	52,790	(18,276)	(10,392)	24,122

Net decrease in cash and cash equivalents	(2,910)	(1,363)	(430)	(4,703)
Cash and cash equivalents at beginning of the year	7,628	1,525	12,200	21,353

Cash and cash equivalents at end of the year	$4,718	$162	$11,770	$16,650

Condensed Consolidating Statement of Cash Flows for the year ended December 31, 2015	Equity One, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
	(In thousands)
Net cash (used in) provided by operating activities	$(92,636)	$128,370	$129,031	$164,765

INVESTING ACTIVITIES:
Acquisition of income producing properties	—	(13,300)	(85,000)	(98,300)
Additions to income producing properties	(2,851)	(11,091)	(7,050)	(20,992)
Acquisition of land	—	(1,350)	—	(1,350)
Additions to construction in progress	(7,249)	(33,826)	(22,525)	(63,600)
Deposits for the acquisition of income producing properties	(10)	—	—	(10)
Proceeds from sale of operating properties	—	4,526	1,279	5,805
Increase in deferred leasing costs and lease intangibles	(1,459)	(3,718)	(1,661)	(6,838)
Investment in joint ventures	(329)	—	(23,610)	(23,939)
Distributions from joint ventures	—	—	15,666	15,666
Collection of development costs tax credit	—	14,258	—	14,258
Repayments from subsidiaries, net	34,347	(56,517)	22,170	—

Net provided by (cash used) in investing activities	22,449	(101,018)	(100,731)	(179,300)

FINANCING ACTIVITIES:
Repayments of mortgage loans	—	(27,039)	(24,025)	(51,064)
Deposit for mortgage loan	—	—	(1,898)	(1,898)
Net borrowings under revolving credit facility	59,000	—	—	59,000
Repayment of senior notes	(220,155)	—	—	(220,155)
Borrowings under term loan, net	222,916	—	—	222,916
Payment of deferred financing costs	(168)	—	—	(168)
Proceeds from issuance of common stock	124,915	—	—	124,915
Repurchase of common stock	(320)	—	—	(320)
Stock issuance costs	(624)	—	—	(624)
Dividends paid to stockholders	(112,957)	—	—	(112,957)
Purchase of noncontrolling interests	—	—	(1,216)	(1,216)
Distributions to noncontrolling interests	—	—	(10,010)	(10,010)

Net cash provided by (used in) financing activities	72,607	(27,039)	(37,149)	8,419

Net increase (decrease) in cash and cash equivalents	2,420	313	(8,849)	(6,116)
Cash and cash equivalents at beginning of the year	5,208	1,212	21,049	27,469

Cash and cash equivalents at end of the year	$7,628	$1,525	$12,200	$21,353

Condensed Consolidating Statement of Cash Flows for the year ended December 31, 2014	Equity One, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
	(In thousands)
Net cash (used in) provided by operating activities	$(100,853)	$121,044	$123,904	$144,095

INVESTING ACTIVITIES:
Acquisition of income producing properties	—	(82,650)	(10,797)	(93,447)
Additions to income producing properties	(1,360)	(9,156)	(8,860)	(19,376)
Additions to construction in progress	(5,420)	(55,942)	(15,733)	(77,095)
Deposits for the acquisition of income producing properties	(50)	—	—	(50)
Proceeds from sale of operating properties	41,730	80,764	22,976	145,470
Decrease in cash held in escrow	10,662	—	—	10,662
Increase in deferred leasing costs and lease intangibles	(611)	(3,651)	(3,178)	(7,440)
Investment in joint ventures	—	—	(9,028)	(9,028)
Advances to joint ventures	—	—	(154)	(154)
Distributions from joint ventures	—	—	16,394	16,394
Repayment of loans receivable	—	—	60,526	60,526
Repayments from subsidiaries, net	78,191	(18,319)	(59,872)	—

Net cash provided by (used in) investing activities	123,142	(88,954)	(7,726)	26,462

FINANCING ACTIVITIES:
Repayments of mortgage loans	—	(29,859)	(102,705)	(132,564)
Net repayments under revolving credit facility	(54,000)	—	—	(54,000)
Payment of deferred financing costs	(3,638)	—	—	(3,638)
Proceeds from issuance of common stock	145,447	—	—	145,447
Repurchase of common stock	(1,752)	—	—	(1,752)
Stock issuance costs	(591)	—	—	(591)
Dividends paid to stockholders	(106,659)	—	—	(106,659)
Purchase of noncontrolling interests	—	(2,191)	(761)	(2,952)
Distributions to noncontrolling interests	—	—	(11,962)	(11,962)

Net cash used in financing activities	(21,193)	(32,050)	(115,428)	(168,671)

Net increase in cash and cash equivalents	1,096	40	750	1,886
Cash and cash equivalents at beginning of the year	4,112	1,172	20,299	25,583

Cash and cash equivalents at end of the year	$5,208	$1,212	$21,049	$27,469

24.	Quarterly Financial Data (unaudited)

	First Quarter (1)	Second Quarter	Third Quarter (2)	Fourth Quarter (3)
2016	(In thousands, except per share data)
Total revenue	$94,477	$92,531	$93,755	$94,575
Net income	$21,066	$21,582	$12,561	$17,631
Net income attributable to Equity One, Inc.	$21,066	$21,582	$12,561	$17,631
Earnings per share data (4)
Basic	$0.15	$0.15	$0.09	$0.12
Diluted	$0.15	$0.15	$0.09	$0.12

(1)	During the first quarter of 2016, we recognized a loss on extinguishment of debt of $5.0 million. See Note 12 for further discussion.
(2)	During the third quarter of 2016, we recognized impairment losses of $3.1 million and a loss on extinguishment of debt of $9.4 million. See Notes 6 and 12 for further discussion.
(3)	During the fourth quarter of 2016, we incurred merger expenses of $5.5 million.
(4)	The sum of the individual quarters per share data may not foot to the year-to-date totals due to the rounding of individual calculations.

	First Quarter (1)	Second Quarter (2)	Third Quarter	Fourth Quarter
2015	(In thousands, except per share data)
Total revenue	$88,479	$90,735	$90,439	$90,500
Net income	$10,508	$29,561	$19,459	$15,939
Net income attributable to Equity One, Inc.	$8,006	$27,054	$16,961	$13,432
Earnings per share data (3)
Basic	$0.06	$0.21	$0.13	$0.10
Diluted	$0.06	$0.21	$0.13	$0.10

(1)	During the first quarter of 2015, we recognized impairment losses of $11.3 million. See Note 6 for further discussion.
(2)	During the second quarter of 2015, in connection with the redemption of our interest in the GRI JV, we remeasured the carrying value of our equity interest in the joint venture to fair value and recognized a gain of $5.5 million. Additionally, we recognized a gain of $3.3 million from the deferred gains associated with the 2008 sale of certain properties by us to the joint venture. See Note 8 for further discussion.
(3)	The sum of the individual quarters per share data may not foot to the year-to-date totals due to the rounding of individual calculations.

25.	Related Parties

Refer to Note 16 for a discussion of the private placements in 2015 and 2014 to Gazit First Generation LLC. Also refer to Note 16 with respect to our arrangement with MGN related to sales of common stock under our ATM Program.

We received rental income from affiliates of Gazit of approximately $258,000, $253,000 and $240,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

General and administrative expenses incurred by us on behalf of Gazit with respect to the provision of IFRS financial statements and related matters, which are reimbursed, totaled approximately $974,000, $886,000 and $958,000 for the years ended December 31, 2016, 2015 and 2014, respectively. The balance due from Gazit, which is included in accounts and other receivables, was approximately $254,000 and $242,000 as of December 31, 2016 and 2015, respectively.

We reimbursed MGN Icarus, Inc., an affiliate of Gazit, for certain travel expenses incurred by the Chairman of our Board of Directors. The amounts reimbursed totaled approximately $375,000, $500,000 and $271,000 for the years ended December 31, 2016, 2015 and 2014, respectively. The balance due to MGN Icarus, Inc., which is included in accounts payable and accrued expenses, was approximately $160,000 and $175,000 as of December 31, 2016 and 2015, respectively.

In June 2016, we entered into an assignment agreement with Promed Manhattan, LLC (“Promed”), an affiliate of Gazit, whereby we assumed Promed’s lease with a third party landlord commencing September 1, 2016. The leased premises consists of office space located in the same building in New York City where we maintain our corporate headquarters. Concurrently with the lease assignment, we entered into a license agreement with Gazit Group USA, Inc. (“Gazit Group”), an affiliate of Gazit, whereby Gazit Group has the right to use a designated portion of the office space subject to certain limitations. As part of the license agreement, Gazit Group reimburses us for its pro-rata portion of the costs due to the landlord of the office space, which totaled $20,000 for the year ended December 31, 2016.

In December 2015, Gazit First Generation LLC, and MGN (USA), Inc., affiliates of Gazit, completed an underwritten public offering of 4.8 million shares of our common stock that were previously owned by them. We did not receive any proceeds from the offering, and pursuant to existing agreements with these affiliates, we incurred expenses of $245,000 in connection with the offering which are included in general and administrative costs in the consolidated statement of income for the year ended December 31, 2015.

26.	Subsequent Events

Pursuant to the Subsequent Events Topic of the FASB ASC, we have evaluated subsequent events and transactions that occurred after our December 31, 2016 consolidated balance sheet date for potential recognition or disclosure in our consolidated financial statements and have also included such events in the footnotes.

In January 2017, we closed on the sale of two properties which had an aggregate net carrying value of $13.3 million and were classified as held for sale as of December 31, 2016, for an aggregate gross sales price of $23.5 million. Additionally, in February 2017, we closed on the sale of one property, which had a net carrying value of $5.9 million as of December 31, 2016 and met the criteria to be classified as held for sale subsequent to year-end, for a gross sales price of $10.6 million.

In February 2017, our Board of Directors declared a prorated quarterly dividend of $0.18089 per share on our common stock. These dividends were paid on February 28, 2017 to stockholders of record on February 24, 2017.

In February 2017, in connection with the pending Merger, we terminated and settled our three interest rate swaps, resulting in an aggregate net cash payment of approximately $939,000 to the respective counterparties. The settlement value of the interest rate swaps was reimbursed by Regency.